                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON D.C. 20549
                            ------------------------

                            SCHEDULE 14A INFORMATION

                  PROXY STATEMENT PURSUANT TO SECTION 14(A) OF
                      THE SECURITIES EXCHANGE ACT OF 1934
                            ------------------------

Filed by the Registrant /X/
Filed by a Party other than the Registrant / /

Check the appropriate box:
/ /        Preliminary Proxy Statement
/ /        Confidential, for use of the Commission only (as permitted by
           Rule 14a-6(e)(2))
/X/        Definitive Proxy Statement
/ /        Definitive Additional Materials
/ /        Soliciting Material Pursuant to Rule 14a-12

                 HEXCEL CORPORATION
-----------------------------------------------------------------------
           (Name of Registrant as Specified In Its Charter)

Payment of Filing Fee (Check the appropriate box):

/X/        No fee required
/ /        Fee computed on table below per Exchange Act Rules 14a-6(i)(1)
           and 0-11.
           (1)  Title of each class of securities to which transaction applies:
                ----------------------------------------------------------
           (2)  Aggregate number of securities to which transaction
                applies:
                ----------------------------------------------------------
           (3)  Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):
                ----------------------------------------------------------
           (4)  Proposed maximum aggregate value of transaction:
                ----------------------------------------------------------
           (5)  Total fee paid:
                ----------------------------------------------------------

/ /        Fee paid previously with preliminary materials.

/ / Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

           (1)  Amount Previously Paid:
                ----------------------------------------------------------
           (2)  Form, Schedule or Registration Statement No.:
                ----------------------------------------------------------
           (3)  Filing Party:
                ----------------------------------------------------------
           (4)  Date Filed:
                ----------------------------------------------------------

[LOGO]

                               HEXCEL CORPORATION
                               TWO STAMFORD PLAZA
                             281 TRESSER BOULEVARD
                        STAMFORD, CONNECTICUT 06901-3238

                                 April 21, 2003

Dear Stockholders:

    You are cordially invited to attend the Annual Meeting of Stockholders on Thursday, May 22, 2003 at 10:30 a.m., in the Community Room, Two Stamford Plaza, 281 Tresser Boulevard, Stamford, Connecticut.

    Details of the business to be conducted at the annual meeting are given in the attached Notice of Annual Meeting of Stockholders and the attached proxy statement.

    Whether or not you plan to attend the annual meeting, please complete, sign and date the enclosed proxy card and return it promptly in the accompanying reply envelope. If you decide to attend the annual meeting and wish to change your vote, you may do so by voting in person at the annual meeting.

    We look forward to seeing you at the annual meeting.

                                          Sincerely,

                                          /s/ David E. Berges

                                          David E. Berges
                                          CHAIRMAN OF THE BOARD, CHIEF EXECUTIVE
                                          OFFICER
                                          AND PRESIDENT

[LOGO]

                               HEXCEL CORPORATION
                               TWO STAMFORD PLAZA
                             281 TRESSER BOULEVARD
                        STAMFORD, CONNECTICUT 06901-3238

                                 --------------
                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                           TO BE HELD ON MAY 22, 2003

                                 --------------

    The Annual Meeting of Stockholders of Hexcel Corporation will be held in the Community Room, Two Stamford Plaza, 281 Tresser Boulevard, Stamford, Connecticut, on May 22, 2003 at 10:30 a.m. Stockholders will be asked to vote on the following matters:

        1. To elect ten individuals (H. Arthur Bellows, Jr., Joel S. Beckman, David E. Berges, Sandra L. Derickson, James J. Gaffney, Sanjeev K. Mehra, Lewis Rubin, Peter M. Sacerdote, Robert J. Small and Martin L. Solomon) to serve as directors until the next annual meeting of stockholders and until their successors are duly elected and qualified.

        2. To ratify the appointment of PricewaterhouseCoopers LLP as independent accountants for 2003.

        3. To transact such other business as may properly come before the meeting.

    Stockholders of record at the close of business on March 31, 2003 will be entitled to vote at the meeting and any adjournments. A list of these stockholders will be available for inspection at the executive office of Hexcel and will also be available for inspection at the annual meeting.

                                          By order of the Board of Directors

                                          /s/ Ira J. Krakower

                                          Ira J. Krakower

                                          Senior Vice President, General Counsel
                                          and Secretary

Dated: April 21, 2003

           YOUR VOTE IS IMPORTANT. PLEASE SIGN, DATE AND COMPLETE THE ENCLOSED PROXY CARD AND RETURN IT PROMPTLY IN THE ENCLOSED
                 PRE-ADDRESSED, POSTAGE-PAID, RETURN ENVELOPE.

                               TABLE OF CONTENTS

                                                                PAGE
                                                              --------
THE MEETING.................................................      1
  General...................................................      1
  Matters to be Considered at the Meeting...................      1
  Record Date; Voting Rights................................      1
  Proxies...................................................      2
ELECTION OF DIRECTORS.......................................      3
  Information Regarding the Directors.......................      5
  Meetings and Standing Committees of the Board of
    Directors...............................................      8
EXECUTIVE OFFICERS..........................................      9
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND
  MANAGEMENT................................................     10
  Stock Beneficially Owned by Principal Stockholders........     10
  Stock Beneficially Owned by Directors and Officers........     11
EXECUTIVE COMPENSATION......................................     13
  Summary Compensation Table................................     13
  Stock Options.............................................     16
  Deferred Compensation.....................................     16
  Employment and Other Agreements...........................     17
  Compensation Committee Report.............................     20
  Compensation Committee Interlocks and Insider
    Participation...........................................     23
  Equity Compensation Plan Information......................     23
  Compensation of Directors.................................     24
PERFORMANCE GRAPH...........................................     25
AUDIT COMMITTEE REPORT......................................     26
RATIFICATION OF SELECTION OF INDEPENDENT AUDITORS...........     27
  General...................................................     27
  Fees......................................................     27
  Vote Required.............................................     28
CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS..............     29
  General...................................................     29
  Relationship with the Goldman Sachs investors and the
    Berkshire/Greenbriar investors..........................     29
  Relationship with Ciba....................................     36
SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE.....     37
OTHER MATTERS...............................................     37
STOCKHOLDER PROPOSALS.......................................     37
ANNUAL REPORT...............................................     37

[LOGO]

                               HEXCEL CORPORATION

                               TWO STAMFORD PLAZA
                             281 TRESSER BOULEVARD
                        STAMFORD, CONNECTICUT 06901-3238

                            ------------------------

                                PROXY STATEMENT

                             ---------------------

                         ANNUAL MEETING OF STOCKHOLDERS

                           TO BE HELD ON MAY 22, 2003

                            ------------------------

                                  THE MEETING

GENERAL

    We are providing this proxy statement to our stockholders in connection with the solicitation of proxies by our board of directors for use at the annual meeting to be held in the Community Room, Two Stamford Plaza, 281 Tresser Boulevard, Stamford, Connecticut, on May 22, 2003 at 10:30 a.m., and at any adjournments. Each copy of this proxy statement is accompanied by a proxy card for use at the annual meeting.

MATTERS TO BE CONSIDERED AT THE MEETING

    The proposals to be considered and acted upon at the annual meeting are summarized in the accompanying Notice of Annual Meeting of Stockholders. Each proposal is described in more detail elsewhere in this proxy statement.

    The board of directors does not intend to bring any matter before the annual meeting except as described in the attached notice. The board of directors is unaware of any matter that anyone else intends to present for action at the annual meeting. The persons named on the enclosed proxy card, or their duly constituted substitutes acting at the annual meeting, will be authorized to vote at their discretion on any matters unknown at this time which properly come before the meeting.

RECORD DATE; VOTING RIGHTS

    The board of directors has fixed the close of business on March 31, 2003 as the record date for the determination of stockholders entitled to notice of and to vote at the annual meeting. This proxy statement and the enclosed proxy card are being mailed on or about April 21, 2003 to holders of record of Hexcel common stock, Hexcel series A convertible preferred stock and Hexcel series B convertible preferred stock on the record date. We refer to the series A convertible preferred stock and series B convertible preferred stock as the "series A preferred stock" and "series B preferred stock," and we refer to the series A preferred stock and the series B preferred stock together as the "preferred stock." We refer to the common stock and the preferred stock together as Hexcel's "capital stock." On the record date, there were 38,643,766 shares of Hexcel common stock outstanding held by 1,361 stockholders of record, 125,000 shares of series A preferred stock outstanding held by ten stockholders of record and 125,000 shares of series B preferred stock held by ten stockholders of record. Each share of Hexcel common stock entitles the holder to one vote on each matter to be acted upon at the annual meeting. Each share of series A preferred stock could, at the holder's option, be converted into

333 1/3 shares of common stock, and therefore entitles the holder to 333 1/3 votes on each matter to be acted upon at the annual meeting. Each share of series B preferred stock could, at the holder's option, be converted into
65.206 shares of common stock, and therefore entitles the holder to 65.206 votes on each matter to be acted upon at the annual meeting. We refer to the number of votes a share of capital stock is entitled to cast as its "voting power" and the aggregate of all votes entitled to be cast by a holder of capital stock as that holder's "total voting power." In calculating the number of shares of common stock into which a holder's preferred stock may be converted, any fractional shares (after aggregating all such shares of such person being converted) will be disregarded for purposes of calculating the holder's total voting power.

    The presence, either in person or by proxy, of the holders of outstanding common stock and preferred stock representing a majority of the total voting power of Hexcel entitled to vote at the annual meeting is necessary to constitute a quorum at the annual meeting.

    Investment entities controlled by The Goldman Sachs Group, Inc., which we refer to as the "Goldman Sachs investors," hold common stock and preferred stock that together represent approximately 37.7% of Hexcel's total voting power. Affiliates of Berkshire Partners LLC and Greenbriar Equity Group LLC, which we refer to collectively as the "Berkshire/Greenbriar investors", hold preferred stock representing approximately 35.1% of Hexcel's total voting power. The Goldman Sachs investors acquired their common stock in December 2000 from Ciba Specialty Chemicals Holding Inc. The Goldman Sachs investors acquired their preferred stock on March 19, 2003 directly from Hexcel. The Berkshire/Greenbriar investors also acquired their preferred stock on March 19, 2003 directly from Hexcel. We refer to the issuance and sale of preferred stock by Hexcel to the Goldman Sachs investors and to the Berkshire/Greenbriar investors on March 19, 2003 as the "preferred stock sale."

    The Goldman Sachs investors are subject to restrictions regarding how they can vote their shares of capital stock under the terms of a governance agreement they entered into with us. The Berkshire/ Greenbriar investors are subject to restrictions regarding how they can vote their shares of preferred stock under the terms of a stockholders agreement they entered into with us. In accordance with these restrictions, each of the Goldman Sachs investors and the Berkshire/Greenbriar investors have indicated they will vote their shares of capital stock in favor of each of the nominees for election to the board of directors and in favor of the other proposal described in this proxy statement.

PROXIES

    All shares of Hexcel capital stock entitled to vote and represented at the annual meeting by properly executed proxies received prior to or at the annual meeting, and not revoked, will be voted at the annual meeting in accordance with the instructions indicated on the proxies. If no instructions are indicated, the proxies will be voted as follows:

    FOR election of each of the nominees to the board of directors

    FOR ratification of the appointment of PricewaterhouseCoopers LLP as independent accountants for 2003

    If any other matters are properly presented for consideration at the annual meeting, the persons named on the enclosed proxy card, or their duly constituted substitutes acting at the annual meeting, may vote on the other matters at their discretion.

    If you give a proxy in response to this solicitation, you may revoke the proxy at any time before it is voted. You may revoke a proxy by signing another proxy and delivering it to the Secretary of Hexcel before or at the annual meeting, or by attendance at the meeting and voting in person. You can also revoke your proxy by filing a written notice of revocation with the Secretary of Hexcel before or at the annual meeting. You should send any subsequent proxy or notice of revocation to Hexcel Corporation,

Two Stamford Plaza, 281 Tresser Boulevard, Stamford, Connecticut 06901-3238,
Attention: Secretary, or you may deliver it to the Secretary at the annual meeting.

    We will pay the cost of solicitation of the proxies. In addition to solicitation by use of the mail, directors, officers and employees of Hexcel may solicit proxies in person or by telephone or other means of communication. We will not pay additional compensation for this solicitation, although we may reimburse reasonable out-of-pocket expenses. We will request that brokers and nominees who hold shares of Hexcel capital stock in their names furnish proxy solicitation materials to beneficial owners of the shares, and we will reimburse the brokers and nominees for reasonable expenses incurred by them.

                             ELECTION OF DIRECTORS

    On March 19, 2003, the board of directors was reconstituted in accordance with the terms of the governance agreement with the Goldman Sachs investors and the stockholders agreement with the Berkshire/Greenbriar investors. Each of the governance agreement and the stockholders agreement provides that the board of directors shall consist of ten directors. In particular, based on the total voting power currently held by the Goldman Sachs investors and the Berkshire/Greenbriar investors, the governance agreement and stockholders agreement, taken together, require that the board of directors be composed of:

    - three directors designated by the Goldman Sachs investors;

    - two directors designated by the Berkshire/Greenbriar investors; and

    - five directors who are independent of the Goldman Sachs investors and the Berkshire/ Greenbriar investors. We refer to these directors as "independent directors."

    The governance agreement requires that, so long as the Goldman Sachs investors own 10% or more of the total voting power of Hexcel, any slate of nominees for election to the board of directors must include at least one but not more than three nominees of the Goldman Sachs investors. The stockholders agreement requires that, so long as the Berkshire/Greenbriar investors own 10% or more of the total voting power of Hexcel, any slate of nominees for election to the board of directors must include at least one but not more than two nominees of the Berkshire/Greenbriar investors. Under both the governance agreement and the stockholders agreement, the "total voting power" of a person means the portion of all votes that may be cast in the election of directors represented by the common stock and preferred stock held by such person, with the votes represented by the preferred stock equal to the number of shares of common stock into which the preferred stock could be converted. In addition, under the governance agreement and stockholders agreement, in determining the total voting power of a person for the above purpose only, we consider as held by that person and as outstanding all common stock that could be issued to that person upon the exercise or conversion of any securities, such as options, beneficially held by that person.

    In particular, the Goldman Sachs investors are entitled to:

    - three nominees if they own 20% or more of the total voting power of Hexcel and continue to hold capital stock representing more than two-thirds of the total voting power they held upon the closing of the preferred stock sale

    - two nominees if either

       - they own 20% or more of the total voting power of Hexcel and hold capital stock representing two-thirds or less of the total voting power they held upon the closing of the preferred stock sale, or

       - they own less than 20% but at least 15% of the total voting power of Hexcel and continue to hold capital stock representing more than one-third of the total voting power they held upon the closing of the preferred stock sale

    - one nominee if either

       - they own less than 20% but at least 15% of the total voting power of Hexcel and hold capital stock representing one-third or less of the total voting power they held upon the closing of the preferred stock sale, or

       - they own less than 15% but at least 10% of the total voting power of Hexcel.

    The Berkshire/Greenbriar investors are entitled to:

    - two nominees if they own 15% or more of the total voting power of Hexcel and continue to hold capital stock representing more than one-third of the total voting power they held upon the closing of the preferred stock sale

    - one nominee if either

       - they own 15% or more of the total voting power of Hexcel and hold capital stock representing one-third or less of the total voting power they held upon the closing of the preferred stock sale, or

       - they own less than 15% but at least 10% of the total voting power of Hexcel.

    Under the governance agreement, each nominee other than the nominees of the Goldman Sachs investors must be a "non-Goldman Sachs investor nominee," which means the nominee:

    - is not and has never been an officer, partner, employee or director of any of the Goldman Sachs investors,

    - has no affiliation or compensation, consulting or contractual relationship with any of the Goldman Sachs investors that would cause a reasonable person to regard the person as likely to be unduly influenced by any such Goldman Sachs investor, and

    - is designated by the directors not nominated to the Board by the Goldman Sachs investors, including the Chairman if he is an independent director.

    However, it has been agreed that, so long as Joel S. Beckman is a director nominated by the Berkshire/Greenbriar investors, he qualifies as a "non-Goldman Sachs investor nominee," notwithstanding that Mr. Beckman was previously a managing director with Goldman Sachs. It has also been agreed that, so long as Robert J. Small is a director nominated by the Berkshire/Greenbriar investors, he qualifies as a "non-Goldman Sachs investor nominee," notwithstanding that Mr. Small was previously employed by Goldman Sachs.

    Under the stockholders agreement, each nominee other than the nominees of the Berkshire/ Greenbriar investors must be a "non-Berkshire/Greenbriar nominee," which means the nominee:

    - is not and has never been an officer, partner, employee or director of any of the Berkshire/ Greenbriar investors,

    - has no affiliation or compensation, consulting or contractual relationship with any of the Berkshire/Greenbriar investors that would cause a reasonable person to regard the person as likely to be unduly influenced by any such Berkshire/Greenbriar investor, and

    - is designated by the directors not nominated by the Berkshire/Greenbriar investors, including the Chairman if he is an independent director.

    The Goldman Sachs investors are required to vote their shares of capital stock in favor of the nominees for director determined in accordance with the governance agreement. The Berskshire/ Greenbriar investors are required to vote their shares of capital stock in favor of the nominees for director determined in accordance with the stockholders agreement.

    The Goldman Sachs investors and the Berkshire/Greenbriar investors beneficially own approximately 37.7% and 35.1%, respectively, of the total voting power of Hexcel. In accordance with the governance agreement and the stockholders agreement, the following individuals have been nominated for election to the board of directors:

    - Sanjeev K. Mehra, James J. Gaffney and Peter M. Sacerdote (the nominees of the Goldman Sachs investors)

    - Joel S. Beckman and Robert J. Small (the nominees of the
      Berkshire/Greenbriar investors)

    - H. Arthur Bellows, Jr., David E. Berges (Chairman), Sandra L. Derickson, Lewis Rubin and Martin L. Solomon (the independent director nominees).

All nominees for election to the board of directors are currently serving as directors of Hexcel.

    Shares represented by an executed and returned proxy card will be voted for the election of the ten nominees recommended by the board of directors, unless the proxy is marked to withhold authority to vote. If any nominee for any reason is unable to serve, the shares of capital stock represented by the proxy card will be voted for an alternate person designated in accordance with the governance agreement and the stockholders agreement. We are not aware of any nominee who will be unable to or will not serve as a director.

    A plurality of the votes cast in person or by proxy at the annual meeting is required to elect directors. Under the rules of the New York Stock Exchange, brokers who hold shares in "street name" have the authority to vote on some matters when they do not receive instructions from beneficial owners. Brokers that do not receive instructions are entitled to vote on the election of directors. Under applicable Delaware law, in determining whether the proposal to elect directors has received the requisite vote, abstentions will be disregarded and will have no effect on the outcome of the vote.

INFORMATION REGARDING THE DIRECTORS

    Set forth below is certain information concerning our current directors as of March 19, 2003. All current directors have been nominated for re-election to the board of directors. There are no family relationships among any of our executive officers or directors.

                                                   DIRECTOR
NAME                                      AGE       SINCE            POSITION(S) WITH HEXCEL
----                                    --------   --------   --------------------------------------
David E. Berges.......................     53        2001     Chairman of the Board; Chief Executive
                                                                Officer; President; Director

Joel S. Beckman.......................     47        2003     Director

H. Arthur Bellows, Jr.................     65        2000     Director

Sandra L. Derickson...................     50        2002     Director

James J. Gaffney......................     62        2000     Director

Sanjeev K. Mehra......................     44        2000     Director

Lewis Rubin...........................     65        1999     Director

Peter M. Sacerdote....................     65        2000     Director

Robert J. Small.......................     36        2003     Director

Martin L. Solomon.....................     66        1996     Director

    DAVID E. BERGES, age 53, has served as Chairman of the board of directors and Chief Executive Officer of Hexcel since July 2001, and as President of Hexcel since February 2002. Prior to joining Hexcel, Mr. Berges was President of the Automotive Products Group of Honeywell International Inc. from 1997 to
July 2001 and Vice President and General Manager, Engine Systems and Accessories, at AlliedSignal Aerospace from 1994 to 1997. Mr. Berges was President and Chief Operating Officer of Barnes Aerospace, a division of Barnes Group Inc., from 1992 to 1994, and President of their Windsor Manufacturing Division from 1986 to 1992. Mr. Berges spent the first fifteen years of his career in a variety of managerial and technical positions with the General Electric Company.

    JOEL S. BECKMAN, age 47, has been a director of Hexcel since March 2003. Mr. Beckman is a Managing Partner of Greenbriar Equity Group LLC, a private equity fund focused exclusively on making investments in transportation and transportation-related companies. Prior to founding Greenbriar in 2000, Mr. Beckman was a Managing Director and Partner of Goldman, Sachs & Co., which he joined in 1981. Mr. Beckman is a member of the Board of Trustees of the University of Rochester and is active in various civic organizations.

    H. ARTHUR BELLOWS, JR., age 65, has been a director of Hexcel since December 2000. Mr. Bellows also serves as a member of the Audit and Finance Committees of Hexcel. He has served as Chairman of Braeburn Associates, a private merchant banking firm, since 1999, and Chairman of The Finance Network, a private financial services firm, since 1999. Mr. Bellows was President, Chief Operating Officer and a director of Audits & Surveys Worldwide, Inc., an international market research firm, from 1995 to March 1999, and continued to serve as a director until March, 2002. In 1967, he founded The Triangle Corporation, a manufacturer of hand tools, aerosol chemicals, diagnostic equipment for automobiles and various hardware products, and served as its Chairman, President and Chief Executive Officer from its founding to March, 1995. Mr. Bellows also acts as an officer and director of various civic organizations.

    SANDRA L. DERICKSON, age 50, serves as a member of the compensation committee of Hexcel. She has also been a director of Hexcel since
February 2002. From July 2002, Ms. Derickson has served as the Group Executive of Retail Services, Refund Lending and Insurance Services of Household International, a wholly-owned subsidiary of HSBC Holdings PLC, one of the largest banking and financial services organizations in the world. From September 2000 to July 2002, she served as the Chief Executive Officer of Household Retail Services, the private label credit card business of Household International. From 1976 to 1999, Ms. Derickson held various management positions with General Electric Capital Corporation, the last of which was President of GE Capital Auto Financial Services, the largest non-captive auto leasing business in the world, from 1991 to 1999. Ms. Derickson was also an officer of the General Electric Company from 1991 to 1999.

    JAMES J. GAFFNEY, age 62, has been a director of Hexcel since
December 2000. Mr. Gaffney also serves as a member of the Audit Committee of Hexcel. Since 1997 he has served as a consultant to private investment funds affiliated with Goldman, Sachs & Co. in relation to these funds' investment in Viking Pacific Holdings and Vermont Investments Limited. Since 1997 he has served as Vice Chairman of Viking Pacific Holdings Ltd. From 1995 through 1997, Mr. Gaffney served as Chairman of the Board and Chief Executive Officer of General Aquatics, Inc., which manufactures swimming pool equipment and constructs swimming pools. From 1993 through 1995 he was President and Chief Executive Officer of KDI Corporation, a conglomerate which was involved in swimming pool construction and manufactured products for a variety of industries. He also is a director of SCP Pool, Inc. and Imperial Sugar Inc. and of various private companies.

    SANJEEV K. MEHRA, age 44, has been a director of Hexcel since December 2000 and served as Co-Chairman of the board of directors of Hexcel from May 2001 until July 2001. Mr. Mehra also serves as Chairman of the Finance Committee and is a member of the Compensation and Nominating

Committees of Hexcel. Mr. Mehra joined Goldman, Sachs & Co. in 1986, and has served since 1996 as a Managing Director in the Principal Investment Area of its Merchant Banking Division and serves on the Principal Investment Area Investment Committee. Mr. Mehra is a director of Amscan Holdings, Inc., Madison River Telephone Company, L.L.C. and various privately held companies and is a member of the Board of Trustees of Trout Unlimited.

    LEWIS RUBIN, age 65, has been a director of Hexcel since November 1999. He also served on Hexcel's Board from 1993 to 1995. Mr. Rubin also serves as Chairman of the Audit Committee of Hexcel. Mr. Rubin is President, Chief Executive Officer and a director of XTRA Corporation, a subsidiary of Berkshire Hathaway Corporation, and has served in those positions since 1990. XTRA leases on a primary basis over-the-road trailers, marine containers and intermodal equipment, including intermodal trailers, chassis and domestic containers. From 1988 to 1990, he was a consultant with Lewis Rubin Associates, a consulting firm advising the transportation equipment industry. From 1984 to 1988, Mr. Rubin served as President and Chief Executive Officer of Gelco CTI Container Services, a subsidiary of Gelco Corporation, a diversified international management services corporation, and as an Executive Vice President of Gelco Corporation. From 1981 to 1983, Mr. Rubin was President and Chief Executive Officer of Flexi-Van Corporation, a company engaged in the leasing of intermodal transportation equipment. Mr. Rubin is a certified public accountant and a member of the American Institute of Certified Public Accountants.

    PETER M. SACERDOTE, age 65, has been a director of Hexcel since
December 2000. Mr. Sacerdote has been an Advisory Director of Goldman, Sachs & Co. since May 1999 where he also serves as chairman of its Principal Investment Area's Investment Committee. He joined Goldman, Sachs & Co. in 1964 and served as a general partner from 1973 through 1990 and a limited partner from 1991 through 1999. He also serves as a director of Qualcomm Incorporated and Franklin Resources, Inc. He is also a director and/or officer of various civic organizations.

    ROBERT J. SMALL, age 36, has been a director of Hexcel since March 2003. Mr. Small joined Berkshire Partners LLC in 1992, became a Vice President in September 1994 and has been a Managing Director of Berkshire Partners since January 2000. Mr. Small began his career as an Associate Consultant at Bain & Co. in 1988, where he worked with clients representing industries including healthcare, paper and packaging, and office equipment. Mr. Small is also a director of a number of privately held companies and civic organizations.

    MARTIN L. SOLOMON, age 66, has been a director of Hexcel since May 1996 and served as Co-Chairman of the Board of Hexcel from May 2001 until July 2001.
Mr. Solomon also serves as Chairman of the Compensation Committee and is a member of the Finance Committee of Hexcel. Mr. Solomon has been Co-Chairman of American County Holdings, Inc., an insurance holding company, since 2000 and, from 1997 to 2000 he served as its Chairman and Chief Executive Officer.
Mr. Solomon has been a self-employed investor since 1990. Mr. Solomon was a director and Vice Chairman of the board of directors of Great Dane
Holdings, Inc., which is engaged in the manufacture of transportation equipment, automobile stamping, the leasing of taxis and insurance, from 1985 to 1996, Managing Partner of Value Equity Associates I, L.P., an investment partnership, from 1988 to 1990, and was an investment analyst and portfolio manager of Steinhardt Partners, an investment partnership, from 1985 to 1987. Mr. Solomon has been a director of Telephone and Data Systems, Inc. since 1997. Mr. Solomon is also a director of various privately held corporations and civic organizations.

                  THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR
                     ELECTION OF THE NOMINEES FOR DIRECTOR

MEETINGS AND STANDING COMMITTEES OF THE BOARD OF DIRECTORS

    During 2002 there were eleven meetings of the board of directors and 28 meetings in the aggregate of the four standing committees of the board of directors. Each of the incumbent directors who served on the board of directors and its committees during 2002 attended or participated in at least 75% of the aggregate number of board of directors meetings and applicable committee meetings held during 2002.

    The board of directors has established the following standing committees: audit committee; compensation committee; finance committee; and nominating committee. The board of directors may establish other special or standing committees from time to time. Members of committees serve at the discretion of the board of directors. The governance agreement requires that, as long as the Goldman Sachs investors have the right to designate at least two directors for election to the board of directors, each committee of the board of directors will include at least one director nominated by the Goldman Sachs investors. The stockholders agreement requires that, as long as the Berkshire/Greenbriar investors have the right to designate at least two directors for election to the board of directors, each committee of the board of directors will include at least one director nominated by the Berkshire/ Greenbriar investors. However, if under the listing standards of the New York Stock Exchange or any other applicable law or rule, no Goldman Sachs investor nominee or Berkshire/Greenbriar nominee is eligible to serve on a particular committee, then that committee will consist solely of non-Goldman Sachs nominees and/or non-Berkshire/Greenbriar nominees, as the case may be.

    On behalf of the board of directors, the audit committee oversees Hexcel's financial reporting process. Information regarding the audit committee, including the specific functions performed by the audit committee, is in the "AUDIT COMMITTEE REPORT" included elsewhere in this proxy statement. The current members of the audit committee are Messrs. Rubin (Chairman), Bellows and Gaffney. During 2002 the audit committee held ten meetings.

    The compensation committee makes recommendations to the board of directors on matters pertaining to the compensation of our employees, executive officers and directors. The compensation committee also administers our incentive plans and makes grants of stock options and/or awards of restricted stock units or other equity based compensation to executive officers, other key employees, directors and consultants. The current members of the compensation committee are Mr. Solomon (Chairman), Mr. Mehra and Ms. Derickson. During 2002 the compensation committee held five meetings.

    The finance committee oversees our financial affairs and makes appropriate recommendations to the board of directors. In certain circumstances it may also take action on behalf of the board of directors. The current members of the finance committee are Messrs. Mehra (Chairman), Bellows and Solomon. During 2002 the finance committee held thirteen meetings.

    The nominating committee recommends nominees for the board of directors. The nominating committee does not solicit or consider stockholder recommendations for nomination. Under the governance agreement and stockholders agreement, the nominating committee is required to nominate the nominees designated by the Goldman Sachs investors, the nominees nominated by the Berkshire/ Greenbriar investors and the independent nominees designated by the independent directors. The current members of the nominating committee are Mr. Mehra and Ms. Derickson. During 2002 the nominating committee did not meet, although it did act once by written consent.

                               EXECUTIVE OFFICERS

    Set forth below is certain information concerning our executive officers and all persons chosen to become executive officers as of March 19, 2003. For additional information concerning Mr. Berges, see "ELECTION OF DIRECTORS, Information Regarding the Directors."

                                                   EXECUTIVE
                                                    OFFICER
NAME                                      AGE        SINCE            POSITION(S) WITH HEXCEL
----                                    --------   ---------   --------------------------------------
David E. Berges.......................     53        2001      Chairman of the Board; Chief Executive
                                                                 Officer; President; Director
Stephen C. Forsyth....................     47        1994      Executive Vice President; Chief
                                                               Financial Officer
Ira J. Krakower.......................     62        1996      Senior Vice President; General
                                                               Counsel; Secretary
William J. Fazio......................     48        2001      Corporate Controller; Chief Accounting
                                                                 Officer
Michael J. MacIntyre..................     42        2003      Treasurer
Joseph H. Shaulson....................     37        1996      President of the Reinforcements
                                                               business unit
William Hunt..........................     60        1996      President of the Composites business
                                                               unit
David R. Tanonis......................     46        1999      President of the Structures business
                                                               unit

    STEPHEN C. FORSYTH, age 47, has served as Executive Vice President of Hexcel since June 1998, Chief Financial Officer since November 1996, and Senior Vice President of Finance and Administration between February 1996 and June 1998.
Mr. Forsyth also serves as a director of Interglas Technologies AG. Mr. Forsyth served as Vice President of International Operations of Hexcel from October 1994 to February 1996 and has held other general management positions with Hexcel from 1980 to 1994. Mr. Forsyth joined Hexcel in 1980.

    IRA J. KRAKOWER, age 62, has served as Senior Vice President, General Counsel and Secretary of Hexcel since September 1996. Prior to joining Hexcel, Mr. Krakower served as Vice President and General Counsel to Uniroyal Chemical Corporation from 1986 to August 1996 and served on the board of directors of and as Secretary of Uniroyal Chemical Company, Inc. from 1989 to 1996.

    WILLIAM J. FAZIO, age 48, has served as Corporate Controller and Chief Accounting Officer since April 2001. Mr. Fazio served as Vice President, Controller of Kodak Polychrome Graphics, a distributor and manufacturer of graphic arts products owned by Eastman Kodak Company and Sun Chemical Corporation, from February 1998 to March 2001, and from April 1997 to
January 1998 he was Director, Corporate Financial Services, for Ogden Corporation, a consumer and industrial service organization serving the aviation, entertainment and power generation markets. From 1981 to April 1997, Mr. Fazio held various positions for Coltec Industries Inc., the latest being Director--Operations Analysis from 1994 to April 1997.

    MICHAEL J. MACINTYRE, age 42, has served as Hexcel's Treasurer since December 2002 and was Assistant Treasurer from October 2000 to December 2002. Prior to joining Hexcel, Mr. MacIntyre served as Assistant Treasurer of Hitachi America Capital, Ltd, a US financing subsidiary of Hitachi America, Ltd, a sales and manufacturing company serving the U.S. electronics markets, from 1998 to 2000, and held various treasury management positions with Hitachi America, Ltd. from 1988 to 1998.

    JOSEPH H. SHAULSON, age 37, has served as President of the Reinforcements business unit since November 2001. Mr. Shaulson served as Vice President of Corporate Planning and Chief Information Officer from September 2000 to November 2001, and as Vice President of Planning and Integration of Hexcel from November 1998 to September 2000. Mr. Shaulson served as Vice President of Corporate Development of Hexcel from April 1996 to October 1998. In addition, Mr. Shaulson served as Acting General Counsel and Acting Secretary of Hexcel from April 1996 to September 1996.

Prior to joining Hexcel, Mr. Shaulson was an associate in the law firm of Skadden, Arps, Slate, Meagher & Flom LLP, where he was employed from 1991 to 1996.

    WILLIAM HUNT, age 60, has served as President of Hexcel's Composites business unit since November 1998 and as President of the former Hexcel EuroMaterials business unit from February 1996 to October 1998. Mr. Hunt served as President of the EuroMaterials unit of the Composites Business of Ciba-Geigy Ltd. from 1991 to February 1996 and as Managing Director of Ciba-Geigy Plastics from 1990 to 1991. Prior to joining Ciba-Geigy Ltd. in 1990, Mr. Hunt held various other technical and managerial positions, including the position of Managing Director of Illford Limited (Photographic) Co.

    DAVID R. TANONIS, age 46, has served as President of Hexcel's Structures business unit since June 1999. Mr. Tanonis served as Vice President of Hexcel's Structures and Interiors business unit, responsible for the interiors business, from February 1996 to June 1999 and as the Vice President of Interiors in the Heath Tecna Division of Ciba-Geigy Plastics prior to February 1996. Mr. Tanonis held various technical and managerial positions with Heath Tecna since 1987. Mr. Tanonis held various management positions with Polymer Engineering, Inc. from 1978 to 1987.

         SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

STOCK BENEFICIALLY OWNED BY PRINCIPAL STOCKHOLDERS

    The following table sets forth certain information as of March 19, 2003 with respect to the ownership by any person (including any "group" as that term is used in Section 13(d)(3) of the Securities Exchange Act of 1934) known to us to be the beneficial owner of more than five percent of the issued and outstanding shares of any class of Hexcel capital stock.

                                                                          SERIES A              SERIES B
                                                                         CONVERTIBLE           CONVERTIBLE
                                                 COMMON STOCK          PREFERRED STOCK       PREFERRED STOCK
                                            ----------------------   -------------------   -------------------    PERCENT OF
                                              NUMBER      PERCENT     NUMBER    PERCENT     NUMBER    PERCENT    CONSOLIDATED
                                                OF          OF          OF         OF         OF         OF         VOTING
NAME AND ADDRESS                            SHARES (1)   CLASS (1)    SHARES     CLASS      SHARES     CLASS     POWER (1)(2)
----------------                            ----------   ---------   --------   --------   --------   --------   ------------
The Goldman Sachs Group, Inc. (3)(4) .....  33,340,830     58.0%      47,125      37.7%     47,125      37.7%        37.7%
  85 Broad Street
  New York, NY 10004
Berkshire Partners LLC/Greenbriar
Equity Group LLC (3)(5) ..................  31,042,917     44.5%      77,875      62.3%     77,875      62.3%        35.1%
  One Boston Place Suite 3300
  Boston, Massachusetts 02108
Ingalls & Snyder LLC (6) .................   3,836,831      9.8%          --        --          --        --          4.3%
  61 Broadway
  New York, NY 10006
Estate of John J. Lee (7) ................   2,805,636      6.9%          --        --          --        --          3.1%
  c/o Stewart J. McMillan
  McMillan Constabile LLP
  2180 Boston Post Road
  Larchmont, NY 10538-0300
Dimensional Fund Advisors, Inc. (8) ......   2,501,000      6.5%          --        --          --        --          2.8%
  1299 Ocean Avenue
  Santa Monica, CA 90401
Ciba Specialty Chemicals
  Holding Inc. (9)........................   2,290,448      5.8%          --        --          --        --          2.6%
  Klybeckstrasse 141
    CH 4002
    Basel, Switzerland

--------------------------

(1) As required by SEC rules, for each individual investor listed in the chart above the percentages are calculated assuming that all convertible securities beneficially held by such investor are converted into common stock to the extent possible, and that no other convertible securities are converted into common stock. Securities convertible into common stock include the preferred stock, stock options granted under Hexcel stock incentive plans, and convertible debt securities.

(2) Consolidated voting power reflects the total voting power represented by all common stock and preferred stock beneficially owned.

(3) Assumes that all shares of preferred stock held by the Goldman Sachs investors and the Berkshire/ Greenbriar investors are converted into shares of common stock in accordance with their terms. The preferred stock held by the Goldman Sachs investors is convertible into 18,781,162 shares of common stock. The preferred stock held by the Berkshire/Greenbriar investors is convertible into 31,036,251 shares of common stock.

(4) Based on information contained in a Statement on Schedule 13D filed with the Securities and Exchange Commission (the "SEC") on March 21, 2003 by The Goldman Sachs Group, Inc. and several of its affiliates. Based on information included in the Schedule 13D, options to purchase an aggregate of 36,000 shares of common stock granted to Messrs. Mehra and Sacerdote pursuant to the Hexcel Corporation 2003 Incentive Stock Plan are held for the benefit of The Goldman Sachs Group, Inc. Options to purchase 34,668 of the 36,000 shares are currently exercisable and, accordingly, are included in the number of shares of common stock. In addition, assumes that all shares of preferred stock held by the Goldman Sachs investors are converted into shares of common stock in accordance with their terms. The shares of common stock and preferred stock beneficially owned by the Goldman Sachs investors are subject to the terms of the governance agreement.

(5) Based on information contained in a Statement on Schedule 13D filed with the SEC on March 31, 2003 by Berkshire Partners LLC, Greenbriar Equity Group LLC and several of their affiliates. Based on information included in the
    Schedule 13D, options to purchase an aggregate of 20,000 shares of common stock granted to Messrs. Beckman and Small pursuant to the Hexcel Corporation 2003 Incentive Stock Plan are held for the benefit of the Berkshire/Greenbriar investors. Options to purchase 6,666 of the 20,000 shares are currently exercisable and, accordingly, are included in the number of shares of common stock. In addition, assumes that all shares of preferred stock held by the Berkshire/ Greenbriar investors are converted into shares of common stock in accordance with their terms. The shares of common stock and preferred stock beneficially owned by the Berkshire/Greenbriar investors are subject to the terms of the stockholders agreement.

(6) Based on information contained in a Statement on Schedule 13G filed with the SEC on February 14, 2003. Assumes conversion of $7,535,000 principal amount of our 7% convertible subordinated notes due 2003.

(7) Based on information contained in a Statement on Schedule 13D filed with the SEC on November 26, 2001, and includes 2,007,920 shares of common stock issuable upon the exercise of options that are currently exercisable.

(8) Based on information contained in a Statement on Schedule 13G filed with the SEC on February 11, 2003.

(9) Based on information provided by Ciba to Hexcel on December 10, 2002.

STOCK BENEFICIALLY OWNED BY DIRECTORS AND OFFICERS

    The following table contains information regarding the beneficial ownership of shares of Hexcel common stock as of March 19, 2003 by our directors, the executive officers listed in the summary compensation table below, and by all directors and executive officers as a group. The information in the table is based upon information supplied to us by the persons listed in the table.

                                                                  SERIES A              SERIES B
                                                                 CONVERTIBLE           CONVERTIBLE
                                       COMMON STOCK            PREFERRED STOCK       PREFERRED STOCK
                                 -------------------------   -------------------   -------------------
                                   NUMBER
                                     OF         PERCENT       NUMBER    PERCENT     NUMBER    PERCENT     CONSOLIDATED
                                   SHARES          OF           OF         OF         OF         OF          VOTING
NAME                               (1)(2)     CLASS (2)(3)    SHARES     CLASS      SHARES     CLASS     POWER (2)(3)(4)
----                             ----------   ------------   --------   --------   --------   --------   ---------------
David E. Berges................     486,105        1.2%           --        --          --        --             *
Joel S. Beckman (5)............  31,042,917       44.5%       77,875      62.3%     77,875      62.3%         35.1%
H. Arthur Bellows, Jr..........      32,320          *            --        --          --        --             *
Sandra L. Derickson............      27,482          *            --        --          --        --             *
James J. Gaffney (6)...........      36,891          *            --        --          --        --             *
Sanjeev K. Mehra (6) (7).......  33,340,830       58.0%       47,125      37.7%     47,125      37.7%         37.7%
Lewis Rubin....................      58,856          *            --        --          --        --             *
Peter M. Sacerdote (6) (7).....  33,340,830       58.0%       47,125      37.7%     47,125      37.7%         37.7%
Robert J. Small (5)............  31,042,917       44.5%       77,875      62.3%     77,875      62.3%         35.1%
Martin L. Solomon..............     168,555          *            --        --          --        --             *
Stephen C. Forsyth.............     529,491        1.4%           --        --          --        --             *
Ira J. Krakower................     770,041        2.0%           --        --          --        --             *
William Hunt...................     386,320          *            --        --          --        --             *
Joseph H. Shaulson.............     287,579          *                                                           *
All executive officers and
  directors as a group (17
  persons) (8).................  67,298,500       74.0%      125,000       100%    125,000       100%         74.0%

------------------------

(1) Includes shares issuable upon the exercise of options that are currently exercisable, that will become exercisable within 60 days or that could become exercisable upon termination of employment under certain circumstances, and shares distributable within 60 days upon the satisfaction of certain conditions of restricted stock units. Such shares are held as follows: Mr. Berges 323,959; Mr. Bellows 32,320; Ms. Derickson 27,482;
    Mr. Gaffney 36,891; Mr. Rubin 58,856; Mr. Solomon 153,555; Mr. Forsyth 441,680; Mr. Krakower 681,892; Mr. Hunt 346,382; Mr. Shaulson 245,777; all
    other executive officers and directors as a group 109,985.

(2) Based on 38,643,766 shares of common stock outstanding as of March 19, 2003. As required by SEC rules, for each individual person listed in the chart above the percentages are calculated assuming that all convertible securities beneficially held by such person are converted to common stock to the extent possible, and that no other convertible securities are converted into common stock. Securities convertible into common stock include the preferred stock, stock incentives granted under Hexcel stock incentive plans (such as options and restricted stock units), and convertible debt securities.

(3) An asterisk represents ownership of less than 1%.

(4) Consolidated voting power reflects the total voting power represented by all common stock and preferred stock beneficially owned.

(5) Messrs. Beckman and Small serve on the board of directors at the request of the Berkshire/ Greenbriar investors pursuant to the stockholders agreement. Includes 3,333 and 3,333 shares of common stock underlying currently exercisable options granted to Messrs. Beckman and Small, respectively, which options are held for the benefit of the Berkshire/Greenbriar investors. Also includes 31,036,251 shares of common stock into which the preferred stock held by the Berkshire/ Greenbriar investors may be converted. Messrs. Beckman and Small disclaim beneficial ownership of all of these shares, except to the extent of their respective pecuniary interests therein, if any.

(6) Messrs. Gaffney, Mehra and Sacerdote serve on the board of directors at the request of the Goldman Sachs investors pursuant to the governance agreement.

(7) Includes 14,525,000 shares of common stock held by the Goldman Sachs investors, and 21,334 and 13,334 shares of common stock underlying currently exercisable options granted to Messrs. Mehra and Sacerdote, respectively, which options are held for the benefit of The Goldman Sachs Group, Inc. Also includes 18,781,162 shares of common stock into which the preferred stock held by the Goldman Sachs investors may be converted. Messrs. Mehra and Sacerdote disclaim beneficial ownership of all of these shares, except to the extent of their respective pecuniary interests therein, if any.

(8) Includes as common stock 2,500,115 shares issuable upon the exercise of options that are currently exercisable, that will become exercisable within 60 days or that could become exercisable upon termination of employment under certain circumstances, and shares distributable within 60 days upon the satisfaction of certain conditions of restricted stock units. Includes as common stock 49,817,413 shares issuable upon the conversion of the preferred stock. If the 14,525,000 shares of common stock owned by the Goldman Sachs investors, the shares of common stock issuable upon conversion of the preferred stock and the shares of common stock underlying the options for which Messrs. Beckman, Small, Mehra and Sacerdote disclaim ownership were excluded, the number of shares of common stock, the percentage of common stock and the percentage of voting power would decrease to 2,914,749, 7.1% and 3.2% respectively.

                             EXECUTIVE COMPENSATION

SUMMARY COMPENSATION TABLE

    The following table sets forth the total annual compensation paid or accrued by us to each person who served as our Chief Executive Officer during any part of 2002 and our next four most highly compensated executive officers who were employed by us as of December 31, 2002. We refer to these individuals as the named executive officers.

                                                                                        LONG-TERM
                                                  ANNUAL COMPENSATION(1)           COMPENSATION AWARDS
                                            ----------------------------------   -----------------------
                                                                                              SECURITIES
                                                                     OTHER       RESTRICTED   UNDERLYING
                                                                     ANNUAL        STOCK       OPTIONS/     ALL OTHER
                                             SALARY    BONUSES    COMPENSATION    AWARD(S)       SARS      COMPENSATION
NAME & PRINCIPAL POSITION          YEAR       ($)       ($)(3)        $(4)       ($)(5)(6)      (#)(6)        ($)(7)
-------------------------        --------   --------   --------   ------------   ----------   ----------   ------------
David E. Berges(2) ............    2002     572,000    599,914           --        447,991      250,000         18,738
  Chairman; Chief Executive        2001     229,167    429,167       81,182        706,500      825,000         16,628
  Officer; President

Stephen C. Forsyth ............    2002     335,000    217,513           --        117,820      133,000         17,071
  Executive Vice President;        2001     320,000    105,600           --         10,932           --         50,017
  Chief Financial Officer          2000     309,000    199,467           --        124,800       88,400         27,848

Ira J. Krakower ...............    2002     273,000    166,046           --         95,900      108,400         16,506
  Senior Vice President;           2001     265,000     72,875           --             --           --         41,394
  General Counsel; Secretary       2000     254,000    164,643           --        103,350       82,413         22,734

William Hunt ..................    2002     240,495    143,874        7,213         49,046       55,600         11,687
  President, Composites            2001     250,000     68,750        6,981             --           --         13,904
  Materials Business Unit          2000     242,000    123,867        7,178         54,600       67,326         18,562

Joseph H. Shaulson ............    2002     247,500    144,874           --         67,678       76,400         14,320
  President, Hexcel-Schwebel       2001     240,000     72,000           --             --           --         27,143
  Business Unit                    2000     225,000    116,089           --         85,547       52,586         18,104

------------------------

(1) Annual Compensation includes amounts earned in the fiscal year, whether or not deferred.

(2) Mr. Berges' employment with us commenced on July 30, 2001.

(3) Amounts shown include deferred amounts used to purchase restricted stock units ("MSPP RSUs") under the Management Stock Purchase Plan ("MSPP"); see footnote 5 below. Bonuses shown for fiscal years 2000, 2001 and 2002 were earned in fiscal years 2000, 2001 and 2002, and paid in 2001, 2002 and 2003. The 2001 amount shown for Mr. Berges includes a $200,000 sign-on bonus and a guaranteed pro-rated bonus payment of $229,167 for 2001 in accordance with the terms of his employment agreement.

(4) This column includes, among other things, perquisites and other benefits in excess of reporting thresholds. The amount for Mr. Berges in 2001 includes $76,182 of attorneys' fees incurred by Mr. Berges in connection with entering into employment with us. The amounts for Mr. Hunt represent payments to cover tax liabilities related to reimbursement for housing expenses.

(5) This column includes the value of (i) Performance Accelerated Restricted Stock Units ("PARS"), (ii) Restricted Stock Units ("RSUs") under the 2003 Incentive Stock Plan, (iii) MSPP RSUs (net of purchase price paid) and
    (iv) restricted shares of Hexcel common stock, awarded to the named executive officers. In each case, the value was determined at the closing market price of Hexcel common stock on the date of grant without taking into account any restrictions on vesting or transfer.

    (A) PARS. PARS generally vest after a period of seven years following the grant date. However, the PARS will vest and be converted into an equivalent number of shares of Hexcel common stock earlier than the fixed vesting date, if our performance equals or exceeds certain performance target levels, or, in certain circumstances, upon the executive's termination of employment.

    (B) RSUs. RSUs generally vest in equal increments on each of the first three anniversaries of the grant and the vested RSUs are concurrently converted into an equivalent number of shares of Hexcel common stock.

    (C) MSPP RSUs. MSPP RSUs were issued under the MSPP to the extent the executive elected to purchase MSPP RSUs with up to 50% of his bonus for 2000, 2001 and 2002. The purchase price of an MSPP RSU was 80% of the average closing price of Hexcel common stock for the five trading days preceding the date on which the bonus was payable. MSPP RSUs generally vest in equal increments on each of the first three anniversaries of the grant and, at the expiration of a three year restricted period from the date of grant, are converted into an equivalent number of shares of Hexcel common stock. The MSPP RSUs with respect to the bonus for 2000 were issued on February 1, 2001 at a purchase price of $8.59 per MSPP RSU. The MSPP RSUs with respect to the bonus for 2001 were issued on January 10, 2002 at a purchase price of $2.27 per MSPP RSU. The MSPP RSUs with respect to the bonus for 2002 were issued on January 21, 2003 at a purchase price of $2.53 per MSPP RSU.

    (D) Restricted Shares Granted to Mr. Berges. Pursuant to his employment agreement, upon commencing employment in July 2001, Mr. Berges was granted 90,000 restricted shares of Hexcel common stock. Eighteen thousand shares vested, and the restrictions as to these shares lapsed, on March 31, 2002. The remainder of these shares vested, and the restrictions thereon lapsed, on March 31, 2003.

    (E) Aggregate Restricted Stock Information. The aggregate number of shares underlying PARS, RSUs, MSPP RSUs and restricted shares held by each named executive officer at the end of 2002, and the aggregate value of the PARS, RSUs, MSPP RSUs (net of purchase price paid) and restricted shares based on the closing price of Hexcel common stock at December 31, 2002 ($3.00), are as follows: Mr. Berges 293,136 and $699,434; Mr. Forsyth 75,059 and $184,379; Mr. Krakower 45,600 and $136,800; Mr. Hunt 23,500
       and $70,500; and Mr. Shaulson

       35,878 and $77,717. These amounts include PARS, RSUs, MSPP RSUs and restricted shares that were not vested as of December 31, 2002. No dividends are payable on any PARS, RSUs or MSPP RSUs until the shares represented by the PARS, RSUs or MSPP RSUs are delivered to the employee provided that, if dividends are paid on Hexcel common stock subsequent to vesting of PARS, but while conversion to Hexcel common stock is restricted by Hexcel because of the application of Section 162(m) of the Internal Revenue Code, the executive will be granted additional PARS (as if each of such PARS were a share of Hexcel common stock) equal in value to the dividends which would have been payable if such vested PARS were converted into Hexcel common stock. Dividends are payable on the restricted shares held by Mr. Berges.

(6) The compensation committee authorized the annual award of stock incentives for 2001 in December 2000, and for 2002 on January 10, 2002. Therefore, no stock incentive awards granted to any named executive officer in 2001 are reflected in the summary compensation table except as to Mr. Berges whose awards were granted in July 2001 under his employment agreement and as to Mr. Forsyth, who had elected to purchase MSPP RSUs with 50% of his 2001 bonus. An aggregate of 193,524 restricted stock units and options to purchase an aggregate of 707,236 shares of Hexcel common stock were granted to the incumbent named executive officers on January 6, 2003.

(7) The amounts in the "All Other Compensation" column for fiscal years 2000, 2001 and 2002 for all named executive officers except for Mr. Hunt include the following:

                                                   HEXCEL               HEXCEL                             PREMIUMS FOR
                                              CONTRIBUTIONS TO     CONTRIBUTIONS TO      PREMIUMS FOR       LONG-TERM
                                              401(K) RETIREMENT   401(K) RESTORATION   LIFE INSURANCE IN    DISABILITY
    NAME                             YEAR       SAVINGS PLAN             PLAN          EXCESS OF $50,000    INSURANCE
    ----                           --------   -----------------   ------------------   -----------------   ------------
    David E. Berges..............    2002           $15,579              $     0             $2,823            $336
                                     2001           $     0              $15,886             $  547            $195

    Stephen C. Forsyth...........    2002           $15,130              $     0             $1,605            $336
                                     2001           $10,338              $36,849             $1,840            $990
                                     2000           $10,200              $14,922             $1,772            $954

    Ira J. Krakower..............    2002           $14,890              $     0             $1,280            $336
                                     2001           $ 9,942              $29,465             $1,497            $990
                                     2000           $10,200              $10,145             $1,435            $954

    Joseph H. Shaulson...........    2002           $12,833              $     0             $1,151            $336
                                     2001           $13,880              $10,931             $1,342            $990
                                     2000           $ 8,843              $ 7,053             $1,242            $954

    As a non-US based executive, Mr. Hunt does not participate in the same plans as the other named executive officers. For Mr. Hunt, the amounts in the "All Other Compensation" column for fiscal years 2000, 2001 and 2002 consist of life insurance premiums of $7,227, $6,584 and $4,152 and disability insurance premiums of $11,335, $7,320 and $7,535.

STOCK OPTIONS

                     OPTION/SAR GRANTS IN LAST FISCAL YEAR

                                                                                                   POTENTIAL REALIZABLE
                                                                                                     VALUE AT ASSUMED
                                                                                                   ANNUAL RATES OF STOCK
                                                                                                  PRICE APPRECIATION FOR
                                                   INDIVIDUAL GRANTS                                  OPTION TERM (1)
                         ----------------------------------------------------------------------   -----------------------
                          NUMBER OF
                         SECURITIES     % OF TOTAL
                         UNDERLYING    OPTIONS/SARS                  MARKET
                          OPTIONS/      GRANTED TO    EXERCISE OR   PRICE ON
                            SARS       EMPLOYEES IN   BASE PRICE     GRANT        EXPIRATION
NAME                     GRANTED (#)   FISCAL YEAR      ($/SH)        DATE           DATE           5%($)       10%($)
----                     -----------   ------------   -----------   --------   ----------------   ---------   -----------
David E. Berges........    250,000         21.9%         $2.74       $2.74     January 10, 2012   $430,793    $1,091,714
Stephen C. Forsyth.....    133,000         11.6%          2.74        2.74     January 10, 2012    229,182       580,792
Ira J. Krakower........    108,400          9.5%          2.74        2.74     January 10, 2012    186,792       473,367
William Hunt...........     55,600          4.9%          2.74        2.74     January 10, 2012     95,808       242,797
Joseph H. Shaulson.....     76,400          6.7%          2.74        2.74     January 10, 2012    131,650       333,628

------------------------

(1) The amounts shown in these columns are the potential realizable value of options granted at assumed rates of stock price appreciation (5% and 10%) set by the executive compensation disclosure provisions of the proxy rules of the SEC and have not been discounted to reflect the present values of such amounts. The assumed rates of stock price appreciation are not intended to forecast the future stock price appreciation of Hexcel common stock.

              AGGREGATED OPTION/SAR EXERCISES IN LAST FISCAL YEAR
                     AND FISCAL YEAR END OPTION/SAR VALUES

                                                            NUMBER OF SECURITIES          VALUE OF UNEXERCISED
                                  SHARES                   UNDERLYING UNEXERCISED             IN THE MONEY
                                 ACQUIRED      VALUE           OPTIONS/SARS AT               OPTIONS/SARS AT
                                    ON        REALIZED     FISCAL YEAR END (#)(1)        FISCAL YEAR END ($)(2)
NAME                           EXERCISE (#)     ($)      (EXERCISABLE/UNEXERCISABLE)   (EXERCISABLE/UNEXERCISABLE)
----                           ------------   --------   ---------------------------   ---------------------------
David E. Berges..............       --           --             171,875/903,125                 0/65,000
Stephen C. Forsyth...........       --           --             391,093/162,466                 0/34,580
Ira J. Krakower..............       --           --             374,682/135,871                 0/28,184
William Hunt.................       --           --              180,805/79,141                 0/14,456
Joseph H. Shaulson...........       --           --              218,058/93,928                 0/19,864

------------------------

(1) Includes (i) 825,000 shares underlying options granted to Mr. Berges under his employment agreement; (ii) options granted pursuant to the 2003 Incentive Stock Plan as follows: Mr. Berges 250,000; Mr. Forsyth 552,059; Mr. Krakower 510,553; Mr. Hunt 259,946 and Mr. Shaulson 311,986; and
    (iii) options granted pursuant to Hexcel's 1988 Management Stock Plan as follows: Mr. Forsyth 1,500.

(2) Based on the closing price of $3.00 per share of Hexcel common stock as reported on the New York Stock Exchange Composite Tape on December 31, 2002.

DEFERRED COMPENSATION

                          PENSION PLAN-U.S. EMPLOYEES

    Messrs. Forsyth, Krakower and Shaulson participated in the Hexcel Corporation Pension Plan, a tax-qualified defined benefit plan. On December 31, 2000, the benefits under the Pension Plan were frozen and no additional benefits will be earned after that date. The benefit vests in its entirety after five years of employment; even though the benefit is frozen, employees continue to earn service credit towards vesting after December 31, 2000. As of the end of the 2002 fiscal year, the monthly benefit earned and the percentage of such benefit vested for each of the participating named executive officers was as follows: Mr. Forsyth $667 and 100%; Mr. Krakower $442 and 100% and Mr. Shaulson $498 and 100%. Benefits are normally payable monthly, as a life annuity, commencing upon the later of the executive's attainment of age 65 or retirement. The benefits are not offset by Social Security or any other amounts. Benefits under the Pension Plan are credited against the supplemental executive retirement agreement benefits of Messrs. Forsyth and Krakower; see "Executive Compensation-Employment and Other Agreements-Supplemental Executive Retirement Agreements with Messrs. Forsyth and Krakower." Mr. Hunt does not participate in this Pension Plan, but Mr. Hunt is a participant in the Hexcel Composites Limited Pension Scheme as described in "Executive Compensation-Employment and Other Agreements-Additional Pension Agreement with Mr. Hunt."

EMPLOYMENT AND OTHER AGREEMENTS

    EMPLOYMENT AGREEMENT WITH MR. BERGES

    We entered into an employment agreement with Mr. Berges when he began his employment with us on July 30, 2001. The employment agreement provides for Mr. Berges to be employed as our Chairman and Chief Executive Officer for four years commencing July 30, 2001. After the end of the initial four-year term, the employment agreement will automatically be extended for successive one-year terms unless either Mr. Berges or Hexcel gives at least one year's prior notice to the other that the employment agreement shall not be renewed. Mr. Berges may terminate the employment agreement for good reason or upon 30 days' notice to us. The employment agreement provides for, among other things:

    - a sign-on award of $200,000;

    - an annual base salary of not less than $550,000, subject to annual review by the compensation committee;

    - a target annual bonus opportunity of not less than 100% of annual base salary, and a maximum annual bonus opportunity of not less than 200% of annual base salary, including a guaranteed pro-rated bonus of not less than $229,167 for 2001; and

    - participation in all other employee benefit plans available to senior executives, except that Mr. Berges' participation in our annual equity award program during the initial four-year term of the employment agreement is at the discretion of the compensation committee.

    Under the employment agreement, on July 30, 2001 we granted Mr. Berges separate options to purchase 550,000 and 275,000 shares of Hexcel common stock. Each of the options has a term of ten years and an exercise price of $10.50 per share. The option to purchase 550,000 shares becomes exercisable over four years at a rate of one-sixteenth of the shares at the end of each three-month period beginning with the three-month period ending October 31, 2001. The option to purchase 275,000 shares becomes exercisable in full on July 29, 2011, subject to earlier vesting, in part or in whole, if the price of Hexcel common stock reaches defined thresholds. If Mr. Berges' employment with us terminates, the options, to the extent not vested, are forfeited. In the event of a change of control of Hexcel, any unvested options immediately vest and become exercisable.

    In addition, on July 30, 2001 Mr. Berges received 90,000 restricted shares of Hexcel common stock. The restricted shares could not be sold or transferred until they vested and the restrictions lapsed. On March 31, 2002, 18,000 restricted shares vested and the restrictions on those shares lapsed. On
March 31, 2003, the remaining 72,000 restricted shares vested, and the restrictions on those shares lapsed.

    Upon termination of employment under certain circumstances, we will make payments to Mr. Berges and continue his participation in our benefit plans for a limited period of time. The amounts payable to Mr. Berges vary depending upon the circumstances of termination of employment:

    - for termination by us other than for disability and other than for cause, or by Mr. Berges for good reason, Mr. Berges will be entitled to receive a payment equal to two times the sum of his base salary at that time and average bonus over the last three years;

    - for termination by us other than for disability and other than for cause, or by Mr. Berges for good reason, in each case during a period which qualifies as a potential change in control or within two years after a change in control, Mr. Berges receives three times the sum of his base salary at that time and average bonus over the last three years; and

    - for termination due to death or disability, Mr. Berges will be entitled to receive his salary through the date of termination plus an annual bonus prorated for the portion of the year he was employed.

    We will continue Mr. Berges' participation in our benefit plans for up to three years depending on the circumstances of termination. If we terminate
Mr. Berges for cause or Mr. Berges terminates employment without good reason, Mr. Berges will be entitled to receive only unpaid amounts owed to him through the date of termination. In the event payments to Mr. Berges would result in the imposition of any excise tax on "excess parachute payments," the payments and benefits to which Mr. Berges is otherwise entitled may be reduced to the extent necessary to maximize the after-tax amount received by him. However, if Mr. Berges receives payments from us as a result of termination of employment before December 19, 2003, then we will hold him harmless from the effect of any excise tax imposed on "excess parachute payments."

    Mr. Berges has agreed not to compete with us for two years or three years after termination of employment, depending on whether termination occurs under circumstances described in the first bullet point or second bullet point above.

    SUPPLEMENTAL EXECUTIVE RETIREMENT AGREEMENT WITH MR. BERGES

    We also entered into a supplemental executive retirement agreement with Mr. Berges upon his commencing employment with us on July 30, 2001. This agreement provides a benefit intended to supplement Mr. Berges' retirement income from our other retirement programs. The normal retirement benefit under the agreement for retirement at age 65 is a monthly payment equal to the product of Mr. Berges' final average pay, benefit percentage, and vesting percentage, minus the qualified pension benefits. Final average pay is Mr. Berges' monthly compensation, which includes salary and bonus without reduction for amounts deferred, for the highest paid 36 months of Mr. Berges' final 60 months of employment. The benefit percentage is a percentage, based on a formula, which increases with each month of continuous service with us up to 156 months. The vesting percentage is 100% if Mr. Berges has completed at least 60 months of continuous service with us, otherwise it is 0%. Qualified pension benefits are the actuarially determined monthly value of the vested contributions made by us under our defined contribution retirement plans deemed increased at a 6% per annum rate of return.

    If Mr. Berges' employment terminates, we will pay the normal retirement benefit to him starting the month after his employment terminates and ending with his death, or, if later, after 120 payments have been made. Any payments made after his death shall be made to his surviving beneficiary or estate. Upon certain terminations within two years after a change in control, termination by us without cause, or termination by Mr. Berges for good reason, we will pay
Mr. Berges a lump sum equal to the actuarial present value of a monthly benefit starting in the month after his employment terminates, computed using a vesting percentage of 100% and continuous service equal to Mr. Berges' actual continuous service plus, in the case of a change of control, 36 months, and in the case of termination by us without cause or by Mr. Berges for good reason, 12 months, with the benefit reduced by 3% per year for each year by which his termination precedes his attaining age 65. If Mr. Berges' employment terminates due to a disability, he will receive a monthly benefit in an amount equal to the product of his final average pay and benefit percentage, less his qualified pension benefits. No benefits are payable if Mr. Berges is terminated for cause. In addition, Mr. Berges may elect to provide certain survivorship benefits to a designated beneficiary, but the benefit payable to Mr. Berges shall be reduced to reflect the actuarial equivalence of the survivorship benefit elected. Mr. Berges may generally elect the form of payment of benefits between receiving a monthly amount or a lump sum amount.

    If Mr. Berges had retired at December 31, 2002, assuming a vesting percentage of 100%, his normal retirement benefit under his supplemental executive retirement commencing at age 65 would equal approximately $7,787 per month.

    SEVERANCE AGREEMENTS WITH MESSRS. FORSYTH, KRAKOWER AND SHAULSON

    In February 1999, we entered into severance agreements with Messrs. Forsyth, Krakower and Shaulson. These severance agreements provide that we will make a termination payment to the executive, and continue his participation in our benefit plans for a limited period of time, upon termination of employment under certain circumstances. The amounts payable to the executive vary depending upon the circumstances of termination of employment:

    - for termination by us other than for disability and other than for cause, or by the executive for good reason, the executive receives a payment equal to one year's salary plus average bonus over the last three years; and

    - for termination by us other than for disability and other than for cause, or by the executive for good reason, during a period of a potential change in control or within two years after a change in control, the executive receives three times the payment described in the bullet point above.

    If payments to the executive would result in the imposition of any excise tax on "excess parachute payments," the payments may be reduced to maximize the after-tax amount received by the executive. The executive agrees not to compete with us for one year or three years after termination of employment depending on whether termination occurs under circumstances described in the first or second bullet point above.

    SUPPLEMENTAL EXECUTIVE RETIREMENT AGREEMENTS WITH MESSRS. FORSYTH AND
     KRAKOWER

    In May 2000, we agreed to provide each of Messrs. Forsyth and Krakower with a benefit intended to supplement the executive's retirement income from our other retirement programs and social security. The normal retirement benefit under the supplemental executive retirement agreement for retirement at age 65 is a monthly payment equal to the product of the executive's final average pay, benefit percentage, and vesting percentage, minus the qualified pension benefits. Final average pay is the executive's monthly compensation, which includes salary and bonus without reduction for amounts deferred, for the highest paid 36 months of the executive's final 60 months of employment. The benefit percentage is a percentage, based on a formula, which increases with each month of continuous service with us. The vesting percentage for Mr. Krakower is 100% if Mr. Krakower has completed at least 60 months of continuous service with us, and otherwise it is 0%. The vesting percentage for Mr. Forsyth is 100% if Mr. Forsyth has completed 24 months of continuous service with us after the date of the agreement, and otherwise it is 0%. Both
Mr. Krakower and Mr. Forsyth now have vesting percentages of 100%. Qualified pension benefits are the actuarially determined monthly value of the vested benefits under the pension plan, and the vested contributions made by us under our defined contribution plans deemed increased at a 6% per annum rate of return. In addition, for Mr. Forsyth, qualified pension benefits include any other similar benefits Mr. Forsyth is entitled to as a result of his employment with any of our current or former affiliates.

    If the executive's employment terminates, we will pay the normal retirement benefit to the executive starting the month after his employment terminates and ending with his death, or, if later, after 120 payments have been made. Any payments made after death shall be made to the executive's surviving beneficiary or estate. Upon certain terminations within two years after a change in control, termination by us without cause, and termination by the executive for good reason, the executive will be paid a lump sum equal to the actuarial present value of the normal retirement benefit, computed using a vesting percentage of 100% and continuous service equal to the executive's actual continuous service plus, in the case of a change of control, 36 months, and in the case of termination by us without cause or by the executive for good reason, 12 months. If the executive's employment terminates due to a disability, he will receive a monthly benefit in an amount equal to the product of the executive's final average pay and benefit percentage, less the executive's qualified pension benefits. No benefits are payable if the executive is terminated for cause. In addition, the executive may elect to provide certain survivorship benefits to a designated beneficiary, but the benefit payable to the executive will be reduced to reflect the actuarial equivalence of the survivorship benefit elected. The executive may generally elect the form of payment of benefits between receiving a monthly amount or a lump sum amount.

    If Mr. Forsyth had retired at December 31, 2002, his normal retirement benefit under his supplemental executive retirement agreement payable commencing at age 65 would equal approximately $15,143 per month. For Mr. Krakower, the amount would be $8,122 per month.

    ADDITIONAL PENSION AGREEMENT WITH MR. HUNT

    Mr. Hunt participates in the Hexcel Composites Limited Pension Scheme, a United Kingdom pension plan, which includes limitations on the earnings which can be included for determination of a pension. We have agreed to provide
Mr. Hunt with an additional pension which is designed to provide, when combined with the pension scheme and other benefits, a pension Mr. Hunt would receive if there were no earnings limitation under the pension scheme. The amount of Mr. Hunt's pension is equal to approximately 69% of his salary for the year prior to retirement. Mr. Hunt may also choose to receive all or part of his benefit in a lump sum. Pension payments increase annually at the lesser of 5% and the retail price index. If Mr. Hunt continues to be employed by us at his current base salary until age 65, Mr. Hunt would receive an annual benefit of $166,743. If Mr. Hunt's base salary during the year prior to his retirement at age 65 increased to 120% of his current base salary, he would receive an annual benefit of $200,092.

COMPENSATION COMMITTEE REPORT

    The compensation committee is made up of four members of the board of directors who are not employees of Hexcel. We are accountable to the board of directors to develop, monitor, and manage the compensation and benefit programs at Hexcel including the administration of all cash and stock incentive plans. Each year we specifically review and authorize the base salaries, cash and equity incentives and other forms of compensation for the executive officers of Hexcel, including all of the named executive officers. In making these reviews, we consider data available from market surveys provided by independent compensation consultants. Typically these surveys cover prevailing compensation practices among a variety of manufacturing companies. These manufacturing companies are not necessarily companies within the smaller comparator group described in the performance graph in this proxy statement since we believe that we compete with a wider spectrum of companies for key talent.

    Hexcel's compensation programs are aligned with our beliefs that

    - Base salaries in the aggregate should approximate median levels of compensation for comparable positions within the data reviewed

    - Annual cash incentives at target performance should represent a significant portion of total cash compensation for key employees, and should provide meaningful risk and reward for variations in performance from target levels

    - Long-term cash and stock incentives should represent a significant portion of total compensation to promote retention of key employees and creation of long-term stockholder value

    - Qualities such as experience, skill level, potential for promotion, and individual contributions in support of specific corporate and business unit objectives should also be considered in determining compensation

    We believe that utilizing a compensation program reflecting these principles enables Hexcel to attract and retain highly qualified employees, aligns management and stockholder interests, and should enhance the financial returns to Hexcel's stockholders. During 2002, we reviewed the total compensation provided to executives, including the named executive officers, to ensure that executive compensation is consistent with these principles. We were guided in our review by independent compensation consultants. Each component of executive compensation is described more fully below.

    BASE SALARY

    We have established base salaries for executives that, in the aggregate, approximate the median salaries of comparable positions within the market data reviewed. Effective January 2003 we approved salary increases for the named executive officers, other than the Chief Executive Officer, which averaged 3.7% over 2002 salaries.

    ANNUAL INCENTIVES

    Hexcel maintains the Management Incentive Compensation Plan ("MICP") to provide for an annual cash bonus opportunity to approximately 170 key employees including executive officers. At the beginning of each year we establish performance goals against which potential bonus awards are determined at the completion of the year. The performance goals for 2002 were based on corporate and/or business unit adjusted EBITDA, corporate operating cash flow and achievement of individual objectives. For the named executive officers, other than the Chief Executive Officer, target awards ranged from 50% to 55% of base salary according to executive position. Bonus payments could have ranged between 0% and 200% of target awards depending on the degree of attainment of performance goals. Based on our assessment of attainment of goals, MICP awards for 2002 to the incumbent named executive officers, other than the Chief Executive Officer, averaged 115% of their target awards.

    EQUITY-BASED INCENTIVES

    Hexcel's incentive stock plans authorize, among other things, the grant of nonqualified stock options and restricted stock units. We have the authority to determine the terms and conditions of the awards, such as the exercise price and duration of options, vesting schedules and terms related to termination of employment.

    Grants of stock incentives are based on our assessment of competitive practices, individual performance and the need to provide retention and incentive mechanisms. In January 2002, we approved the grant of 297,000 nonqualified stock options and 95,900 restricted stock units to the named executive officers, not including the Chief Executive Officer. The exercise prices of the options were at the fair market value of Hexcel common stock on the date of grant.

    CHIEF EXECUTIVE OFFICER COMPENSATION

    In determining Mr. Berges' total compensation, with the assistance of our compensation consultant we consider prevailing compensation practices for comparable executive positions regarding salaries, short and long-term cash and stock incentives, and other elements of compensation. We also consider the financial and non-financial performance of Hexcel during the relevant period. As a result, we determined that Mr. Berges' total compensation was under what our compensation philosophy would warrant and we adjusted his total compensation to bring it into alignment with comparable positions including increasing his base salary effective January 2003 from $572,000 to $700,000.

    Mr. Berges' target award under the MICP program for 2002 was 100% of his 2002 base salary, and his performance goals were based on achievement of adjusted corporate EBITDA and corporate operating cash flow targets. The award made to Mr. Berges for 2002 achievement against these goals was 105% of his MICP target award.

    In January, 2002 Mr. Berges was awarded a grant of 250,000 nonqualified stock options and 150,000 restricted stock units as part of the his 2002 annual compensation review. The exercise prices of the stock options were at the fair market value of Hexcel common stock on the date of grant.

    LONG TERM INCENTIVE PLAN

    Historically, Hexcel's long-term compensation program for key employees had been entirely equity-based. In 2002, we determined that it would be beneficial to Hexcel to introduce a cash component into the program that would be available to reduce potential stockholder dilution arising from equity grants. On
February 27, 2002 the board of directors adopted the Hexcel Corporation Long Term Incentive Plan ("LTIP") to provide cash incentives to, and promote retention of, key employees who have a direct and measurable opportunity to advance Hexcel's long-term goals. The LTIP provides for cash incentive payments based on the attainment of corporate or business unit performance goals established at the beginning of each performance period. Performance goals may also take into account individual performance objectives. A performance period is any period of at least eight fiscal quarters. LTIP participants remain eligible to receive equity grants but generally in lesser amounts to reflect the cash incentive payment available under the LTIP.

    We have established performance goals under the LTIP for the 2002-2003 performance period for 173 key employees. These performance goals are based on levels of Hexcel's adjusted EBIDTA for the period from January 1, 2002 to December 31, 2003. In addition, in January 2002 LTIP participants were awarded 413,000 nonqualified stock options. The exercise prices of the options were at the fair market value of Hexcel common stock on the date of grant. No executive officer has been designated to receive an award under the LTIP with respect to the 2002-2003 performance period.

    STOCK OWNERSHIP GUIDELINES

    Effective January 1, 1998 the board of directors approved the implementation of stock ownership guidelines for members of senior management and directors. The number of shares for any person is calculated at the time the person becomes a member of senior management or a director. The guideline is five times base salary for the Chief Executive Officer, three times base salary for certain members of senior management, one times base salary for other members of senior management, and three times annual retainer fees for directors. All persons covered by the guidelines are expected to increase ownership towards the guideline amounts progressively over three years. However, the board of directors modified the guidelines to allow Mr. Berges a period of five years to accumulate a sufficient number of shares of common stock. We believe that investments in Hexcel common stock at these guideline levels will benefit shareholders by further aligning the personal financial interests of executives and directors with those of Hexcel's investors, thereby promoting decision-making that maximizes shareholder value.

    TAX DEDUCTIBILITY OF COMPENSATION

    It is our general policy to consider whether particular payments and awards are deductible to Hexcel for federal income tax purposes, along with other factors that may be relevant in setting executive compensation practices. Consistent with this policy and in response to the regulations regarding the deductibility of executive compensation under the Internal Revenue Code, we take appropriate steps to optimize deductibility except where the best interests of Hexcel call for a different compensation design.

                                          Martin L. Solomon, Chairman
                                          Sandra L. Derickson
                                          Sanjeev K. Mehra
                                            The Members of the Compensation
                                          Committee

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

    The following directors were members of the compensation committee during 2002: Sandra L. Derickson, Marshall S. Geller, Sanjeev K. Mehra and Martin L. Solomon. Mr. Geller resigned from the board of directors on March 19, 2003. For information regarding our relationship with the Goldman Sachs investors, an affiliate of which Mr. Mehra is a Managing Director, see "CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS--Relationship with the Goldman Sachs Investors" contained elsewhere in this proxy statement.

EQUITY COMPENSATION PLAN INFORMATION

                                      (A)                           (B)                             (C)
                                                                                            NUMBER OF SECURITIES
                                                                                          REMAINING AVAILABLE FOR
                            NUMBER OF SECURITIES TO                                     FUTURE ISSUANCE UNDER EQUITY
                            BE ISSUED UPON EXERCISE      WEIGHTED-AVERAGE EXERCISE           COMPENSATION PLANS
                            OF OUTSTANDING OPTIONS,        PRICE OF OUTSTANDING            (EXCLUDING SECURITIES
PLAN CATEGORY               WARRANTS AND RIGHTS(1)    OPTIONS, WARRANTS AND RIGHTS(2)   REFLECTED IN COLUMN (A))(1)
-------------               -----------------------   -------------------------------   ----------------------------
Equity compensation plans
  approved by security
  holders.................         5,720,624(3)                     $10.31                       1,369,713(4)
Equity compensation plans
  not approved by security
  holders.................         2,558,166(5)                     $ 7.09                         858,434(6)
Total.....................         8,278,790                        $ 9.33                       2,228,147

    All information provided above is as of December 31, 2002. On March 19, 2003, our shareholders approved the combination, amendment and restatement of the 1998 Broad Based Incentive Stock Plan and the Incentive Stock Plan into a new plan called the "2003 Incentive Stock Plan." On this date the shareholders also approved the 1997 Employee Stock Purchase Plan, as amended and restated.(7) The only equity compensation arrangements in which equity securities were authorized that have not been approved by shareholders are two individual option agreements with our Chief Executive Officer, Mr. Berges. We entered into these two option agreements with Mr. Berges in connection with his employment agreement, as described under the heading "Executive Compensation--Employment and Other Agreements--Employment Agreement with Mr. Berges."

------------------------

(1) All numbers in this column refer to shares of Hexcel common stock.

(2) Excludes the restricted stock units referred to in notes 4 and 6 below.

(3) Includes 242,486 shares of common stock issuable upon the vesting and conversion of restricted stock units.

(4) Includes 1,242,001 shares of common stock available for future issuance under the Hexcel Corporation Incentive Stock Plan in connection with awards, other than options, warrants or rights, that could be granted in the future. Excludes 127,712 shares reserved for issuance under the Management Stock Purchase Plan upon the conversion of restricted stock units.

(5) Includes 154,600 shares of common stock issuable upon the vesting and conversion of restricted stock units.

(6) Includes (i) 19,846 shares of common stock subject to options as of December 31, 2002 under, and purchased in January 2003 pursuant to, the terms of the Hexcel Corporation 1997 Employee Stock Purchase Plan, and
    (ii) 125,720 shares of common stock that could after December 31, 2002 become subject to options under, and therefore purchased under, the terms of the Hexcel Corporation 1997 Employee Stock Purchase Plan. Also includes 712,868 shares of common stock available for future issuance under the Hexcel Corporation 1998 Broad Based Incentive Stock Plan in connection with awards, other than options, warrants or rights, that could be granted after December 31, 2002.

(7) A description of the 1997 Employee Stock Purchase Plan and 1998 Broad Based Incentive Stock Plan appears in our proxy statement relating to the special meeting of stockholders held on March 18, 2003, which was filed with the SEC on February 14, 2003.

COMPENSATION OF DIRECTORS

    Nonemployee directors are compensated for services as directors with an annual retainer of $30,000 payable quarterly. Nonemployee directors are also paid $1,200 for each board of directors meeting and $600 for each committee meeting attended. Committee chairmen are paid an additional $3,000 annually and receive a grant of 1,000 nonqualified stock options per year. Mr. Berges does not receive any additional compensation as a member of the board of directors.

    In January 2003, the board of directors offered each non-employee director other than Messrs. Mehra and Sacerdote the opportunity to receive his or her 2003 annual retainer in the form of discounted nonqualified stock options. The director may, in lieu of a portion (between 25% and 100%) of his or her annual retainer (including any retainer paid to the director as a committee chairman), elect to receive that number of stock options determined by dividing the dollar amount of such portion by the exercise price of the stock option. The exercise price of each stock option is 50% of the fair market value of a share of Hexcel common stock on the grant date. The options vest ratably over the first year after grant and expire ten years from the date of grant. In accordance with elections made by participating directors, the following nonqualified options were granted on January 6, 2003 at an exercise price of $1.565 per share to each of the named directors: Mr. Solomon--21,086; Ms. Derickson--14,377;
Mr. Geller--10,543; Messrs. Gaffney and Bellows--9,585.

    Pursuant to the 2003 Incentive Stock Plan, each person who becomes a director and who is not also a full-time employee of Hexcel is granted, upon election or appointment as a director, a nonqualified option to purchase 10,000 shares of Hexcel common stock with an exercise price equal to the fair market value of Hexcel common stock on the date of grant. The 2003 Incentive Stock Plan further provides that immediately after each annual meeting of stockholders each director who is not also a full-time employee of Hexcel on such date will be granted a nonqualified option to purchase an additional 2,000 shares of Hexcel common stock with an exercise price equal to the fair market value of Hexcel common stock on the date of grant.

    Based on information provided to us, (a) the Goldman Sachs investors are the beneficial owners of all cash and equity-based compensation received by Messrs. Mehra and Sacerdote for their services as directors of Hexcel and
(b) the Berkshire/Greenbriar investors are the beneficial owners of all cash and equity-based compensation received by Messrs. Beckman and Small for their services as directors of Hexcel.

                               PERFORMANCE GRAPH

    The following graph indicates our total return to our stockholders during the past five years, as compared to the total returns of the Standard & Poor's 500 Composite Stock Price Index, Media

General Aerospace/Defense Products and Services Index and a comparator group consisting of companies chosen by the compensation committee in 2001 to reflect the labor market and principal operating competitors existing at the time.

          COMPARISON OF FIVE-YEAR CUMULATIVE TOTAL STOCKHOLDER RETURN

                        Graphic--Stock Performance Chart

                                              HEXCEL      COMPARATOR                 MEDIA GENERAL
DATE                                        CORPORATION    GROUP(1)    S&P 500    AEROSPACE/DEFENSE(2)
----                                        -----------   ----------   --------   --------------------
December 1997.............................    $100.00      $100.00     $100.00          $100.00
December 1998.............................    $ 33.58      $100.45     $128.52          $ 93.15
December 1999.............................    $ 22.31      $118.49     $155.53          $ 74.14
December 2000.............................    $ 35.84      $132.57     $141.36          $ 94.10
December 2001.............................    $ 12.35      $ 91.78     $124.63          $ 85.68
December 2002.............................    $ 12.03      $ 90.43     $ 97.15          $ 83.94

    Assumes quarterly reinvestment of dividends.

------------------------

(1) Comparator group consists of Albemarle Corp., Alliant Techsystems Inc., Corning Inc., Engelhard Corp., Gencorp Inc., General Dynamics Corp., Great Lakes Chemical, H.B. Fuller Co., Hercules Inc., Lockheed Martin Corp., Millennium Chemicals, Inc., Owens Corning, PPG Industries Inc., Raytech Corp., Rohm and Haas Company, SPS Technologies Inc. and W.R. Grace and Co. The return is determined by assuming dividends are reinvested quarterly, adjusting for spin-offs and other special dividends, and weighing the issuers for stock market capitalization on a quarterly basis.

(2) Data provided by Media General Financial Services.

                             AUDIT COMMITTEE REPORT

    The Audit Committee is responsible for monitoring Hexcel's financial reporting process and internal control systems and for reviewing and appraising the audit efforts of Hexcel's independent public accountants and Hexcel's internal auditors. We also recommend to the board of directors, subject to shareholder ratification, the selection of Hexcel's independent auditors. We operate under a written charter adopted and approved by the board of directors on May 20, 1999, which was included as Annex B to the Proxy Statement for the Annual Meeting of Stockholders dated April 2, 2002. The board of directors has determined that each member of the Audit Committee satisfies the requirements of the NYSE to serve as a member of the Audit Committee. Under these requirements, each member must be independent and financially literate, and at least one member must possess accounting or related financial management expertise.

    Management is responsible for the financial reporting process, including the system of internal controls, and for the preparation of consolidated financial statements in accordance with Generally Accepted Accounting Principles in the United States. Hexcel's independent auditors are responsible for auditing the financial statements and expressing an opinion as to their conformity with Generally Accepted Accounting Principles in the United States. Our responsibility is to monitor and review these processes.

    We held ten meetings in 2002 and held discussions with management and PricewaterhouseCoopers LLP, Hexcel's independent auditors. We also held discussions with Protiviti Inc., which performs the internal audit function for Hexcel. We have reviewed and discussed the consolidated financial statements with management and the independent auditors. We discussed with the independent auditors matters required to be discussed by Statement on Auditing Standards No. 61 (Communication with Audit Committees).

    Hexcel's independent auditors also provided the written disclosure and the letter required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committee), and we discussed with the independent auditors their independence.

    Based on our review and the discussions referred to above, we recommended that the board of directors include Hexcel's audited consolidated financial statements in the Annual Report on Form 10-K and as subsequently amended for the year ended December 31, 2002 filed with the SEC. We have also recommended the selection of Hexcel's independent auditors and, based on our recommendation, the board of directors has selected PricewaterhouseCoopers LLP as Hexcel's independent auditors for 2003, subject to shareholder ratification.

                                          Lewis Rubin, Chairman
                                          H. Arthur Bellows, Jr.
                                          James J. Gaffney
                                          The Members of the Audit Committee

               RATIFICATION OF SELECTION OF INDEPENDENT AUDITORS

GENERAL

    We are asking the shareholders to ratify the Board of Director's appointment of PricewaterhouseCoopers LLP as our independent auditors for 2003. In the event the appointment of PricewaterhouseCoopers LLP is not ratified, the board of directors will consider the appointment of other independent auditors.

    PricewaterhouseCoopers LLP has audited our financial statements annually since 1997. A representative of PricewaterhouseCoopers LLP is expected to be present at the annual meeting. The representative will have an opportunity to make a statement if he desires to do so and will be available to answer appropriate questions from stockholders.

FEES

    AUDIT FEES. The aggregate fees billed by PricewaterhouseCoopers LLP for professional services rendered for the audit of the Company's annual financial statements for fiscal year 2002, the reviews of the financial statements included in the Company's Forms 10-Q for such fiscal year and services provided in connection with foreign statutory filings relating to such fiscal year were approximately $765,000. With respect to 2001, the aggregate amount of such fees was approximately $826,000.

    AUDIT-RELATED FEES. The aggregate fees billed by PricewaterhouseCoopers LLP in 2002 for assurance and related services that are reasonably related to the performance of the audit or review of our financial statements and which are not included in the amount for 2002 under "Audit Fees" above was approximately $490,000. Over half of these fees related to services performed in connection with the preferred stock sale and valuation services performed in connection with our sale of a portion of a Japanese joint venture. The remainder of these fees related primarily to an internal European debt restructuring, certain European statutory consolidations and benefit plan audits.

    The aggregate fees billed by PricewaterhouseCoopers LLP in 2001 for assurance and related services that are reasonably related to the performance of the audit or review of our financial statements and which are not included in the amount for 2001 under "Audit Fees" above was approximately $101,000. These fees related primarily to analysis of goodwill impairment and realizability of US tax assets, benefits plan audits, accounting relating to foreign currency contracts, management consulting services in Europe and a change in the legal form of our Belgian operating subsidiary.

    TAX FEES. The aggregate fees billed by PricewaterhouseCoopers LLP in 2002 for professional services rendered for tax compliance, tax advice and tax planning was approximately $84,000. These fees related primarily to European tax compliance, review of certain European intercompany distribution agreements, a German tax audit, and transfer pricing analysis.

    The aggregate fees billed by PricewaterhouseCoopers LLP in 2001 for professional services rendered for tax compliance, tax advice and tax planning was approximately $130,000. These fees related to European tax compliance, transfer pricing analysis, deferred compensation matters and analysis of a valuation allowance relating to an internal technology transfer.

    FINANCIAL INFORMATION SYSTEMS DESIGN AND IMPLEMENTATION FEES. There were no fees billed by PricewaterhouseCoopers LLP for services rendered in connection with financial information systems design and implementation during the fiscal years ended December 31, 2002 and 2001.

    ALL OTHER FEES. There were no fees billed by PricewaterhouseCoopers LLP for professional services rendered to us during the fiscal years ended December 31, 2002 and 2001, other than as described above.

    The audit committee has determined that the provision of all non-audit services performed by PricewaterhouseCoopers LLP during the fiscal years ended December 31, 2002 and 2001 was compatible with maintaining its independence.

VOTE REQUIRED

    The ratification of the appointment of PricewaterhouseCoopers LLP requires the vote of a majority of the votes cast in person or by proxy at the annual meeting once a quorum is present. Brokers may vote shares held for a customer without specific instructions from the customer. Abstentions will be disregarded and will have no effect on the outcome of the vote.

                THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE
         RATIFICATION OF THE APPOINTMENT OF PRICEWATERHOUSECOOPERS LLP

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

GENERAL

    On March 19, 2003, we consummated the preferred stock sale and issued 77,875 shares of series A preferred stock and 77,875 shares of series B preferred stock to the Berkshire/Greenbriar investors for $77,875,000 in cash. As part of the preferred stock sale we also issued 47,125 shares of series A preferred stock and 47,125 shares of series B preferred stock to the Goldman Sachs investors for $47,125,000 in cash. These purchases were made under the terms of separate stock purchase agreements we entered into with each of the Goldman Sachs investors and the Berkshire/Greenbriar investors on December 18, 2002. Each of the Goldman Sachs investors and the Berkshire/Greenbriar investors obtained the funds for the purchase of the preferred stock through capital contributions by their investors.

    Upon the consummation of the preferred stock sale, we entered into an amended and restated governance agreement and an amended and restated registration rights agreement with the Goldman Sachs investors, and a stockholders agreement and a registration rights agreements with the Berkshire/ Greenbriar investors. Each of these agreements, and each of the stock purchase agreements, is summarized below.

    On December 19, 2000, LXH, L.L.C. and LXH II, L.L.C., two limited liability companies which are Goldman Sachs investors, acquired 14,525,000 shares of Hexcel common stock from Ciba Specialty Chemicals Holding Inc. for an aggregate purchase price of $159,775,000. We refer to these two limited liability companies as the "LXH purchasers" and to Ciba Specialty Chemicals Holding Inc. as "Ciba." The purchase price was comprised of $123,462,500 in cash and two 7.5% secured promissory notes due 2004 issued by the LXH purchasers to Ciba for an aggregate principal amount of $36,312,500. At the time of this purchase, we entered into a governance agreement and registration rights agreement with the Goldman Sachs investors, each of which was amended and restated upon the closing of the preferred stock sale. In addition, we entered into an agreement dated October 11, 2000 in which we made representations and warranties to the LXH purchasers and provided the LXH purchasers with indemnification, subject to limitations, for losses suffered as a result of breaches by us of the representations and warranties. This agreement with the LXH purchasers is summarized below.

    Prior to the purchase by the LXH purchasers, we were party to a governance agreement with Ciba under which Ciba had the right to designate four members to our board of directors. In connection with the purchase by the LXH purchasers, we entered into a consent and termination agreement with Ciba that required Ciba to cause its four existing board designees to resign from our board of directors and terminated the governance agreement with Ciba. This agreement is summarized below. Based on information provided to us by Ciba, Ciba is currently the beneficial owner of 2,290,448 shares of our common stock, representing approximately 5.8% of our issued and outstanding common stock and 2.6% of our total voting power.

RELATIONSHIP WITH THE GOLDMAN SACHS INVESTORS AND THE BERKSHIRE/GREENBRIAR
  INVESTORS

STOCK PURCHASE AGREEMENTS

    On December 18, 2002, we entered into separate stock purchase agreements with each of the Goldman Sachs investors and the Berkshire/Greenbriar investors in which all parties agreed to consummate the preferred stock sale. The stock purchase agreements contained similar, but not identical, terms including customary representations and warranties, covenants, closing conditions, "no-shop" and termination provisions, and provided for the payment by us of certain fees to, and expenses of, the Goldman Sachs investors and the Berkshire/Greenbriar investors. The stock purchase agreement with the Goldman Sachs investors also required the Goldman Sachs investors to vote their common stock in favor of the preferred stock sale and related matters, subject to conditions.

    Under the stock purchase agreements, we agreed to indemnify the Berkshire/Greenbriar investors and the Goldman Sachs investors for any losses they incur arising from a breach of any representations, warranties or covenants made by us, or from any actual or threatened litigation against them in connection with the preferred stock sale. The Berkshire/Greenbriar investors and the Goldman Sachs investors agreed to indemnify us for any losses we incur arising from a breach of any of their respective representations, warranties or covenants.

    With respect to any indemnification claims made by any party for breaches of representations and warranties, the party providing indemnification is responsible only for amounts in excess of $2 million. The maximum amount payable by a party providing indemnification is $20 million in the case of the Berkshire/Greenbriar stock purchase agreement, and $10 million in the case of the Goldman Sachs stock purchase agreement. However, the maximum amount payable by us for losses incurred due to our breach of the representations and warranties relating to our SEC filings is equal to the purchase price provided for in the relevant stock purchase agreement.

GOVERNANCE AGREEMENT AND STOCKHOLDERS AGREEMENT

    CORPORATE GOVERNANCE. Under the governance agreement, we have agreed to cause any slate of nominees for election to the board of directors to consist of up to three nominees of the Goldman Sachs investors. Under the stockholders agreement, we have agreed to cause any slate of nominees for election to the board of directors to consist of up to two nominees of the Berkshire/Greenbriar investors. The remaining nominees must be independent of the Goldman Sachs investors and the Berkshire/Greenbriar investors. You should read the discussion under "Election of Directors" for information regarding exactly how many directors the Goldman Sachs investors and the Berkshire/ Greenbriar investors are entitled to nominate, which varies based on the percentage of total voting power held by the Goldman Sachs investors and the Berkshire/Greenbriar investors.

    The Goldman Sachs investors currently beneficially own approximately 37.7% of Hexcel's total voting power, and the Berkshire/Greenbriar investors currently beneficially own approximately 35.1% of Hexcel's total voting power. Accordingly, the board of directors is comprised of the following persons:

    - Sanjeev K. Mehra, James J. Gaffney and Peter M. Sacerdote, each of whom is a nominee of the Goldman Sachs investors;

    - Joel S. Beckman and Robert J. Small, each of whom is a nominee of the Berkshire/Greenbriar investors; and

    - H. Arthur Bellows, Jr., David E. Berges (Chairman), Sandra L. Derickson, Lewis Rubin and Martin L. Solomon, each of whom is an independent nominee.

    The governance agreement further provides that so long as the Goldman Sachs investors are entitled to designate two or more nominees for election to the board of directors, each committee of the board of directors shall consist of at least one director nominated by the Goldman Sachs investors. The stockholders agreement provides that so long as the Berkshire/Greenbriar investors are entitled to designate two or more nominees for election to the board of directors, each committee of the board of directors shall consist of at least one director nominated by the Berkshire/Greenbriar investors. However, if under the listing standards of the New York Stock Exchange or any other applicable law or rule, no Goldman Sachs investor nominee or Berkshire/Greenbriar nominee is eligible to serve on a particular committee, then that committee will consist solely of non-Goldman Sachs directors and/or non-Berkshire/Greenbriar directors, as the case may be. New directors chosen to fill vacancies on the board of directors are selected as follows:

    - if the vacancy is created as a result of a nominee of the Goldman Sachs investors ceasing to serve as a member of the board of directors, then the Goldman Sachs investors shall designate the new director;

    - if the vacancy is created as a result of a nominee of the Berkshire/Greenbriar investors to serve as a member of the board of directors, then the Berkshire/Greenbriar investors shall designate the new director; or

    - if the new director is to be an independent director, the remaining independent directors shall designate the new director.

    If the percentage of total voting power held by the Goldman Sachs investors or the Berkshire/ Greenbriar investors decreases, or the Goldman Sachs investors or the Berkshire/Greenbriar investors transfer some of the shares of capital stock held by them, in either case such that the number of directors the Goldman Sachs investors or the Berkshire/Greenbriar investors is entitled to nominate would decrease, then the Goldman Sachs investors or the Berkshire/Greenbriar investors, as the case may be, must cause an appropriate number of directors nominated by the Goldman Sachs investors or the Berkshire/Greenbriar investors, as the case may be, to resign. Any vacancies created by these resignations would be filled by the non-Goldman Sachs directors or non-Berkshire/Greenbriar directors, as the case may be.

    APPROVALS. Pursuant to the stockholders agreement and the governance agreement, for so long as the Berkshire/Greenbriar investors or the Goldman Sachs investors beneficially own at least 15% of the total voting power of our voting securities, our board of directors may not approve any of the following actions without the approval of a majority of the directors nominated by the Berkshire/Greenbriar investors and/or a majority of the directors nominated by the Goldman Sachs investors, as the case may be:

    - any merger or other business combination involving us, other than a "buyout transaction" (as defined below under "Buyout Transactions"), if the value of the transaction, when added together with the value of all similar transactions during the previous 12 months, exceeds the greater of $75 million and 11% of our total assets;

    - any sale, transfer, conveyance, lease or other disposition or series of related dispositions of any of our assets, businesses or operations, other than a buyout transaction, if the value of the assets, business or operations disposed of in this manner during the prior 12 months exceeds the greater of $75 million and 11% of our total consolidated assets; or

    - any issuance by us or any of our significant subsidiaries of equity securities, with exceptions for employee and director benefit plans, intercompany issuances, conversion of outstanding securities and issuances in connection with any mergers or other business combinations involving us which are approved by our board of directors, if the consideration received by us for similar transactions, including the proposed transaction, during the prior 12 months exceeds $25 million.

    For so long as any directors nominated by the Berkshire/Greenbriar investors or the Goldman Sachs investors are serving on our board of directors, any board action will require the approval of at least six directors, at least two of whom must be independent directors. In the event that our board consists of fewer than six directors, any board action will require the approval of all directors.

    Each of the Berkshire/Greenbriar investors and the Goldman Sachs investors have agreed with us that, in any election of directors or at any meeting of our stockholders called for the removal of directors, so long as our board of directors includes, and will include after the removal, any director nominated by such investors, such investors will be present for purposes of establishing a quorum and will vote their shares of our voting securities

    - in favor of any nominee for director selected in accordance with the governance agreement or stockholders agreement, as the case may be, and

    - against the removal of any director selected in accordance with the governance agreement or stockholders agreement, as the case may be.

    Other than voting for the election of directors and as provided below under "Standstill," the Berkshire/Greenbriar investors and the Goldman Sachs investors are free to vote their shares of our voting securities as they wish except:

    - in connection with an offer for a buyout transaction, in which case other restrictions apply, which are described below under "Buyout Transactions"; and

    - each of the Berkshire/Greenbriar investors and the Goldman Sachs investors must vote against any amendment to our certificate of incorporation that would modify the indemnification provisions in a manner which would adversely affect the persons who are entitled to indemnification.

    STANDSTILL. Each of the Berkshire/Greenbriar investors and the Goldman Sachs investors has agreed, subject to specified exceptions, that without the approval of a majority of all of the directors, which majority must include at least two independent directors, they will not:

    - purchase or otherwise acquire any beneficial ownership of our voting securities, except for

       - shares of our common stock issuable upon conversion of our preferred stock

       - shares of our common stock acquired through options granted to directors nominated by the investors

       - in the case of the Goldman Sachs investors, a limited number of shares of our common stock which may be acquired inadvertently through broker dealer activities

       - in the case of the Berkshire/Greenbriar investors, additional voting securities so long as the Berkshire/Greenbriar investors never own more than 39.5% of the total voting power of our voting securities;

    - enter into, solicit or support any merger or business combination involving us or purchase, acquire, or solicit or support the purchase or acquisition of any portion of our business or assets, except in the ordinary course of business, in nonmaterial amounts or in accordance with the provisions regarding buyout transactions described below;

    - initiate or propose any stockholder proposal without the approval of our board of directors or make, or in any way participate in, any solicitation of proxies, as these terms are used in Section 14 of the Securities Exchange Act of 1934, to vote or seek to advise or influence any person or entity with respect to the voting of any of our securities or request or take any action to obtain any list of security holders for such purposes with respect to any matter other than those with respect to which the investors may vote in their sole discretion under the stockholders agreement and governance agreement;

    - form or otherwise participate in a group formed for the purpose of acquiring, holding, voting, disposing of or taking any action with respect to the voting securities held by the investors that would be required under Section 13(d) of the Securities Exchange Act of 1934 to file a statement on Schedule 13D with the SEC, other than a group made up of only Berkshire/ Greenbriar investors or a group made up of only members of the Goldman Sachs investors;

    - deposit any of our voting securities in a voting trust or enter into any voting agreement other than the stockholders agreement or the governance agreement;

    - seek representation on our board of directors, remove a director or seek a change in the size or composition of our board of directors, except as provided by the stockholders agreement and the governance agreement;

    - make any request to amend or waive any of these standstill provisions, which would require public disclosure under applicable law, rule or regulation;

    - disclose any intent, purpose, plan, arrangement or proposal inconsistent with the actions listed above, or take any action that would require public disclosure of any such intent, purpose, plan, arrangement or proposal;

    - take any action challenging the validity or enforceability of the actions listed above; or

    - assist, advise, encourage or negotiate with respect to or seek to do any of the actions listed above.

    Notwithstanding the foregoing, neither the Berkshire/Greenbriar investors nor the Goldman Sachs investors may acquire, sell, transfer or otherwise dispose of beneficial ownership of any of our voting securities if such action would result in a default, or acceleration of amounts outstanding, under our senior secured credit facility or the indenture governing our outstanding 9 3/4% senior subordinated notes due 2009, unless, prior to such action, any required consents under these debt instruments are obtained. In addition, the Berkshire/Greenbriar investors and the Goldman Sachs investors may propose "buyout transactions" (as defined below) after September 19, 2004, and may participate in buyout transactions proposed by third parties, provided that their actions are consistent with the provisions under "Buyout Transactions" below.

    BUYOUT TRANSACTIONS. The Berkshire/Greenbriar investors and the Goldman Sachs investors are prohibited from proposing or participating in a "buyout transaction" prior to September 19, 2004, except as described below. A "buyout transaction" is generally defined as a tender offer, merger or any similar transaction in which a third party would acquire a majority of our voting securities or a sale of all or substantially all of our assets.

    If we become the subject of a buyout transaction proposed by a third party, and the buyout transaction is approved by a majority of our board of directors and a majority of our "disinterested directors" (as defined below), including two of the independent directors, the Berkshire/Greenbriar investors and the Goldman Sachs investors may act in their sole discretion with respect to the buyout transaction.

    If we become the subject of a buyout transaction proposal made by a third party prior to September 19, 2004, and such third party offer either fails to be approved by a majority of our board of directors or is approved by a majority of our board of directors but not by a majority of our disinterested directors, including two of our independent directors, then the Berkshire/Greenbriar investors may not, and the Goldman Sachs investors, with respect to the shares they acquired in the preferred stock sale, may not:

    - support the third party offer;

    - vote in favor of the third party offer; or

    - tender or sell their capital stock to the person making the third party offer.

    With respect to the shares of our common stock owned by the Goldman Sachs investors prior to March 19, 2003, the restrictions described in the immediately preceding paragraph will be applicable until December 19, 2003.

    If we become the subject of a buyout transaction proposed by a third party that is made after September 19, 2004, and the offer either fails to be approved by a majority of our board of directors or is approved by a majority of our board of directors but not by a majority of our disinterested directors, including two of our independent directors, then the Berkshire/Greenbriar investors must, and the Goldman Sachs investors, with respect to the shares they acquired in the preferred stock sale, must:

    - vote their shares of our voting securities against the buyout transaction in proportion to the votes cast by our other stockholders against the buyout transaction; and

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    - not tender or sell their shares of our voting securities to the person proposing the buyout transaction in a proportion greater than the tenders or sales made by our other stockholders to the person proposing the buyout transaction.

    With respect to the shares of our common stock owned by the Goldman Sachs investors prior to the closing of the preferred stock sale, the restrictions described in the immediately preceding paragraph will be applicable after December 19, 2003.

    With respect to any buyout transaction, a "disinterested director" is a director who is not an interested director within the meaning of Section 144 of the Delaware General Corporation Law with respect to such buyout transaction. No director nominated by the Berkshire/Greenbriar investors or the Goldman Sachs investors will be deemed to be a disinterested director with respect to a buyout proposal made by the Berkshire/Greenbriar investors or the Goldman Sachs investors, respectively.

    ISSUANCE OF ADDITIONAL SECURITIES. For so long as the Berkshire/Greenbriar investors and the Goldman Sachs investors are entitled to designate one or more nominees for election to our board of directors, if we issue any additional voting securities for cash, the Berkshire/Greenbriar investors and the Goldman Sachs investors, as the case may be, will have the option to purchase an amount of securities that would allow them to maintain their respective percentage ownership of the total voting power of our voting securities after the issuance. Any such purchase would be for the same price and otherwise on the same terms as those governing the new issuance. However, this right will not apply to any issuance of our voting securities upon conversion of any of our convertible securities, or pursuant to our stock option, incentive compensation or similar plans.

    TRANSFER RESTRICTIONS. The Berkshire/Greenbriar investors and the Goldman Sachs investors may not sell or transfer their voting securities acquired in the preferred stock sale until September 19, 2004, except for sales or transfers:

    - in accordance with the Certificates of Designation governing our preferred stock;

    - from the Berkshire/Greenbriar investors to affiliates of the Berkshire/Greenbriar investors, or from the Goldman Sachs investors to affiliates of the Goldman Sachs investors, provided the transferee agrees to be bound by the terms of the stockholders or governance agreement, as the case may be;

    - of shares of our common stock the beneficial ownership of which is acquired through options granted to the directors nominated by the Berkshire/Greenbriar investors or the Goldman Sachs investors; and

    - in the case of the Berkshire/Greenbriar investors, of shares of our voting securities registered pursuant to their piggyback rights under the Berkshire/Greenbriar registration rights agreement in a registered offering in which the Goldman Sachs investors sell shares of our common stock which it held prior to March 19, 2003.

    After September 19, 2004, the Berkshire/Greenbriar investors and the Goldman Sachs investors may not sell or transfer their voting securities acquired in the preferred stock sale, except for sales or transfers:

    - in accordance with any of the four exceptions listed above which are applicable until September 19, 2004;

    - in accordance with the volume and manner-of-sale limitations of Rule 144 under the Securities Act, and otherwise subject to compliance with the Securities Act;

    - in a registered public offering or a non-registered offering subject to an exemption from the registration requirements of the Securities Act, in a manner calculated to achieve a broad distribution (generally meaning that no third party acquiring voting securities in the transaction will hold more than 5% of our voting securities after the transaction); or

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    - in a buyout transaction proposed by a third party, but only if otherwise permitted as described above under "Buyout Transactions."

    Additionally, the shares of our common stock beneficially owned by the Goldman Sachs investors prior to March 19, 2003, may be sold or transferred at any time, provided that the Goldman Sachs investors may only sell or transfer such shares:

    - to affiliates of the Goldman Sachs investors, provided the transferee agrees to be bound by the terms of the governance agreement;

    - in accordance with the volume and manner-of-sale limitations of Rule 144 under the Securities Act, and otherwise subject to compliance with the Securities Act, provided that prior to any such sale or transfer, the selling investor shall deliver to Hexcel a certificate stating that, to the knowledge of such selling investor after due inquiry, after the proposed sale or transfer the transferee will not beneficially own 5% or more of the total voting power of Hexcel;

    - in a registered public offering or a non-registered offering subject to an exemption from the registration requirements of the Securities Act, in a manner calculated to achieve a broad distribution;

    - in a buyout transaction proposed by a third party, but only if otherwise permitted as described above under "Buyout Transactions"; or

    - which are a limited number of shares of our common stock that may be acquired by the Goldman Sachs investors or their affiliates either inadvertently through broker dealer activities or through options granted to directors nominated by the Goldman Sachs investors.

    TERM. Each of the stockholders agreement and the governance agreement, as the case may be, will terminate upon the earlier of

    - March 19, 2013 and

    - an event that causes the percentage of our voting securities beneficially owned by the Berkshire/ Greenbriar investors or the Goldman Sachs investors, as the case may be, to be less than 10% or equal to or more than 90%.

    In addition, either party may terminate the stockholders agreement or the governance agreement, as the case may be, if the other party to such agreement breaches a material obligation under such agreement, and fails to cure the breach within 60 days of written notice of the breach from the other party to that agreement.

THE REGISTRATION RIGHTS AGREEMENTS

    Each of the registration rights agreements grants the Berkshire/Greenbriar investors and the Goldman Sachs investors, as the case may be, three "demand" registration rights, pursuant to which such investors may require us to use our commercially reasonable efforts to register under the Securities Act the shares of our common stock and, after the third anniversary of the original issuance date, the shares of our series A preferred stock, held by them. Any demand must be for a number of shares that represents at least 20% of the total voting power then held by the investors making the demand and must have an aggregate anticipated offering price of at least $25,000,000. In addition, no shares of our common stock issued upon conversion of shares of our preferred stock may be included in any such demand request prior to September 19, 2004.

    The Berkshire/Greenbriar investors and the Goldman Sachs investors also have "piggyback" registration rights. These rights generally permit the Berkshire/Greenbriar investors and the Goldman Sachs investors to include their shares of our common stock and, after March 19, 2006, the shares of our series A preferred stock, in any other registration by us to sell shares of our common stock under the Securities Act.

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    The registration rights agreements provide for blackout periods during which we will not be required to register the shares of our capital stock otherwise eligible for registration under the registration rights agreements. The registration rights agreements also contain provisions relating to the priority for inclusion of shares in an underwritten offering in the event that the underwriters determine that the number of shares requested to be included in the offering must be reduced.

    We are generally required to pay for all expenses in connection with these registrations, except for underwriting discounts and commissions relating to the shares of our capital stock sold by the investors.

PREFERRED STOCK CERTIFICATES OF DESIGNATION

    Each of the Goldman Sachs investors and the Berkshire/Greenbriar investors have certain rights under the certificates of designation for each of the series A preferred stock and the series B preferred stock. These rights arise because the Goldman Sachs investors and the Berkshire/Greenbriar investors own the preferred stock. Should some or all of the preferred stock be transferred to a third party or parties, such third party or parties would have these exact same rights, although the right of the Goldman Sachs investors and the Berkshire/Greenbriar investors to transfer some or all of the preferred stock is limited by the terms of the governance agreement and stockholders agreement, as described above. These rights are not described in this proxy statement. However, the certificates of designation were filed with the SEC on March 31, 2003 as exhibits to Hexcel's Annual Report on Form 10-K/A for the year ended December 31, 2002. In addition, a description of these rights appears in Hexcel's proxy statement for the special meeting of stockholders held on March 18, 2003. This proxy statement was filed with the SEC on February 14, 2003.

RELATIONSHIP WITH CIBA

    On February 29, 1996, we consummated various transactions with Ciba in which we acquired the composites business of Ciba in exchange for $25 million in cash, the issuance of $42.8 million worth of notes and the issuance of eighteen million newly issued shares of our common stock. At the time these shares were issued, these shares represented approximately 49.9% of our common stock. We entered into numerous agreements with Ciba in connection with these transactions, including a governance agreement. Under the terms of the Ciba governance agreement, Ciba was entitled to designate four members to our ten-member board of directors and was subject to restrictions in connection with the transfer of its shares of our common stock.

    In connection with the purchase by the LXH purchasers of 14,525,000 shares of our common stock from Ciba, we entered into a consent and termination agreement with Ciba. Under the terms of the consent and termination agreement:

    - we waived the transfer restrictions on the shares of our common stock held by Ciba to permit the sale of 14,525,000 shares of our common stock to the LXH purchasers;

    - the Ciba governance agreement was terminated as of the closing date of the purchase by the LXH purchasers;

    - Ciba agreed to cause all four of its designees then serving on our board of directors to resign as of the closing date of the purchase by the LXH purchasers; and

    - Ciba agreed to be present for purposes of establishing a quorum for any future vote of our shareholders.

    The LXH purchasers entered into two pledge agreements with Ciba. Under these agreements, the LXH purchasers granted to Ciba a security interest in all shares of our common stock held by them to secure the payment of the promissory notes issued by the LXH purchasers as part of the purchase price for the shares. Absent a default under the promissory notes, the LXH purchasers have the right to vote all shares of our common stock held by them. If there is a default under a promissory note, then as long as the default continues, Ciba has the right to vote all shares of our common stock held by the LXH purchasers that were pledged to Ciba to secure payment under that note. In addition, after a default under a promissory note, Ciba has the right to acquire all shares of our common stock held by the LXH purchasers pledged to Ciba to secure payment under that note. The consent and termination agreement provides that if Ciba acquires enough shares of our common stock from the LXH purchasers such that Ciba holds in excess of 10% of our outstanding common stock, then so long as Ciba holds greater than 10% of our outstanding common stock Ciba is prohibited from transferring its shares of our common stock except for

    - transfers among Ciba and its subsidiaries; or

    - in accordance with the volume and manner-of-sale limitations of Rule 144 under the Securities Act, in a manner designed to achieve a broad distribution; or

    - in a registered public offering or a non-registered offering exempt from the registration requirements of the Securities Act, in a manner designed to achieve a broad distribution.

    The consent and termination agreement will terminate if our independent directors vote to enter into an agreement relating to

    - a proposal for us to merge, consolidate, or enter into another similar business combination, with another company, or

    - an offer to acquire greater than 50% of our equity, or our assets.

            SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

    Section 16(a) of the Exchange Act requires our directors and executive officers, and persons who own more than ten percent of a registered class of our equity securities, to file with the SEC initial reports of ownership and reports of changes in ownership of Hexcel common stock. Executive officers, directors, and greater than ten percent stockholders are required by SEC regulations to furnish us with copies of all Section 16(a) forms they file. To our knowledge, based solely on a review of the copies of such reports furnished to us and representations that no other reports were required, for the fiscal year ended December 31, 2002, all Section 16(a) filing requirements applicable to our executive officers, directors and greater than ten percent stockholders were complied with.

                                 OTHER MATTERS

    As of the date of this proxy statement, the board of directors does not know of any other matters to be presented for action by the stockholders at the annual meeting. However, if any other matters not known are properly brought before the annual meeting, proxies will be voted at the discretion of the proxy holders and in accordance with their judgment on such matters.

                             STOCKHOLDER PROPOSALS

    Any proposal that a Hexcel stockholder intends to present at our 2004 Annual Meeting of Stockholders (other than those submitted for inclusion in our proxy materials) must be submitted to the Secretary of Hexcel at our offices, Two Stamford Plaza, 281 Tresser Boulevard, Stamford, Connecticut 06901-3238, no earlier than February 22, 2004 and no later than March 22, 2004 in order to be presented at that meeting. Any proposal that a Hexcel stockholder intends to present at our 2004 Annual Meeting of Stockholders must be submitted to the Secretary of Hexcel at our offices no later than December 23, 2003 in order to be considered for inclusion in the proxy statement and proxy relating to that meeting.

                                 ANNUAL REPORT

    Our Annual Report to Stockholders containing audited financial statements for the year ended December 31, 2002, is being mailed herewith to all stockholders of record. Additional copies are available without charge on request. Requests should be addressed to the Secretary, Hexcel Corporation, Two Stamford Plaza, 281 Tresser Boulevard, Stamford Connecticut, 06901-3238.

                                          HEXCEL CORPORATION

Stamford, Connecticut
April 21, 2003

                       ANNUAL MEETING OF STOCKHOLDERS OF
                               HEXCEL CORPORATION
                                  MAY 22, 2003

                           Please date, sign and mail
                             your proxy card in the
                           envelope provided as soon
                                  as possible.

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  THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" THE ELECTION OF DIRECTORS AND
"FOR" PROPOSAL 2. PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED
     ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE  /X/
--------------------------------------------------------------------------------

1. Election of directors (check one box only):

                                      NOMINEES
   / / FOR ALL NOMINEES               O Joel S. Beckman
                                      O H. Arthur Bellows, Jr.
   / / WITHHOLD AUTHORITY             O David E. Berges
       FOR ALL NOMINEES               O Sandra L. Derickson
                                      O James J. Gaffney
   / / FOR ALL EXCEPT                 O Sanjeev K. Mehra
       (See instructions below)       O Lewis Rubin
                                      O Peter M. Sacerdote
                                      O Robert J. Small
                                      O Martin L. Solomon

INSTRUCTION: To withhold authority to vote for any individual nominee(s), mark
             "FOR ALL EXCEPT" and fill in the circle next to each nominee you wish to withhold, as shown here:
                                                          FOR  AGAINST  ABSTAIN
2. PricewaterhouseCoopers LLP as Independent Auditors     / /    / /      / /

3. To transact such other business as may properly come before the Annual Meeting and any adjournment or postponement thereof.

Shares represented by all properly executed proxies will be voted in accordance with the instructions appearing on the proxy and in the discretion of the proxy holders as to any other matters that may properly come before the Annual Meeting. PROXIES WILL BE VOTED AS DIRECTED OR, IF NO CONTRARY DIRECTION IS INDICATED OR IN THE ABSENCE OF INSTRUCTIONS, WILL BE VOTED FOR EACH OF THE NOMINEES SET FORTH IN ITEM 1 AND FOR ITEM 2 AND IN THE DISCRETION OF THE PROXY HOLDERS AS TO ANY OTHER MATTERS THAT MAY PROPERLY COME BEFORE THE ANNUAL MEETING.

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To change the address on your account, please check the box at right
and indicate your new address in the address space above. Please note    / /
that changes to the registered name(s) on the account may not be submitted via this method.

--------------------------------------------------------------------------------

Signature of Stockholder _____________________________________ Date: ___________

NOTE: This proxy must be signed exactly as the name appears hereon. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.

                               HEXCEL CORPORATION
                               TWO STAMFORD PLAZA
                             281 TRESSER BOULEVARD
                          STAMFORD, CONNECTICUT 06901
                    PROXY FOR ANNUAL MEETING OF STOCKHOLDERS
                           TO BE HELD ON MAY 22, 2003
    THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS OF HEXCEL CORPORATION


     The undersigned stockholder of Hexcel Corporation ("Hexcel") hereby appoints David E. Berges, Stephen C. Forsyth and Ira J. Krakower and each of them, the lawful attorneys and proxies of the undersigned, each with powers of substitution, to vote all shares of Common Stock of Hexcel held of record by the undersigned on March 31, 2003 at the Annual Meeting of Stockholders (the "Annual Meeting") to be held at the Community Room, Two Stamford Plaza, 281 Tresser Boulevard, Stamford, Connecticut, on May 22, 2003 at 10:30 a.m., local time, and at any and all adjournments or postponements thereof, with all the powers the undersigned would possess if personally present, upon all matters set forth in the Notice of Annual Meeting of Stockholders and Proxy Statement dated April 21, 2003, receipt of which is hereby acknowledged.

                (CONTINUED AND TO BE SIGNED ON THE REVERSE SIDE)